Exhibit (a)(1)(A)
Offer to Purchase for Cash
Any and All Outstanding Ordinary Shares and American Depositary Shares
(each American Depositary Share representing one Ordinary Share)
of
DE RIGO S.p.A.
at
$8.75 Per Ordinary Share and Per American Depositary Share
by
DR 3 S.r.l.
a wholly-owned subsidiary of
DE RIGO HOLDING B.V.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON FRIDAY, SEPTEMBER 9, 2005, UNLESS THE OFFER IS EXTENDED.
          DR 3 S.r.l., an Italian limited liability company and a wholly-owned subsidiary of De Rigo Holding B.V., is seeking to acquire for cash any and all outstanding ordinary shares and American Depositary Shares, or ADSs, each representing one ordinary share, of De Rigo S.p.A., an Italian stock corporation, upon the terms and subject to the conditions set forth in this document and in the related letter of transmittal. We refer to our offer, upon the terms and subject to the conditions in this document and the related letter of transmittal, as they may be amended and supplemented, as the “offer.”
          The offer is not conditioned on any specified number of ordinary shares and ADSs being tendered or on the availability of financing. The offer is subject to the terms and conditions set forth in this document. A summary of the principal terms of the offer appears on pages 1 through 5. You should read this entire document carefully before deciding whether to tender your ordinary shares or ADSs.
          You may direct questions and requests for assistance and for additional copies of this document, the related letter of transmittal and notice of guaranteed delivery to D.F. King & Co., Inc., the information agent for the offer, or Lehman Brothers, the dealer manager for the offer, at the addresses and telephone numbers set forth on the back cover of this document.

          NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, OR THE SECURITIES REGULATORY AUTHORITY OF ANY OTHER JURISDICTION HAS: (A) APPROVED OR DISAPPROVED THE OFFER; (B) PASSED UPON THE MERITS OR FAIRNESS OF THE OFFER; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
          THE OFFER HAS NOT BEEN SUBMITTED FOR CLEARANCE TO CONSOB (THE ITALIAN SECURITIES AND EXCHANGE COMMISSION). ACCORDINGLY, THE OFFER IS NOT BEING MADE AND WILL NOT BE MADE, DIRECTLY OR INDIRECTLY, IN ITALY, AND NO COPIES OF THIS DOCUMENT OR ANY OTHER DOCUMENT RELATING TO THE OFFER HAVE BEEN OR WILL BE DISTRIBUTED IN ITALY, EXCEPT THAT, AS REQUIRED BY LAW, HOLDERS OF RECORD OR THOSE APPEARING ON A SECURITIES POSITION LISTING AS HOLDERS OF ADSs OR ORDINARY SHARES (INCLUDING, PURSUANT TO AN EXEMPTION AVAILABLE UNDER ITALIAN LAW, THE VERY LIMITED NUMBER OF SUCH HOLDERS LOCATED OR RESIDENT IN ITALY) WILL BE SENT COPIES OF THIS DOCUMENT AND OTHER DOCUMENTS RELATING TO THE OFFER. NEITHER THIS DOCUMENT NOR ANY OTHER DOCUMENT RELATING TO THE OFFER MAY BE DISTRIBUTED TO ANY OTHER PERSON LOCATED OR RESIDENT IN ITALY FOR ANY REASON. NEITHER ANY SUCH DOCUMENT NOR ANY INFORMATION CONTAINED HEREIN OR THEREIN CONSTITUTES AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL OR AN ADVERTISEMENT OF AN OFFER TO PURCHASE ADSs OR ORDINARY SHARES IN ITALY WITHIN THE MEANING OF ARTICLE 1, PARAGRAPH 1, LETTER (V) OF ITALIAN LEGISLATIVE DECREE N. 58 OF FEBRUARY 24, 1998.

The dealer manager for the offer is
Lehman Brothers

August 4, 2005

IMPORTANT
       If you want to tender all or part of your ordinary shares or ADSs, you must do one of the following before the offer expires:
      In the case of ordinary shares, all of which are held in certificated form, complete and sign the letter of transmittal for the offer, which is enclosed with this document, in accordance with the instructions contained in the letter of transmittal (having your signature on the letter of transmittal medallion guaranteed if required by the letter of transmittal), mail or deliver the letter of transmittal (or an originally signed facsimile thereof) and any other required documents, including the certificate for your ordinary shares, to The Bank of New York, the tender agent for the offer.
      In the case of ADSs held in book-entry form, all of which are held through facilities of The Depository Trust Company, or DTC, request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.
      In the case of ADSs held in certificated form, complete and sign the letter of transmittal for the offer, which is enclosed with this document, in accordance with the instructions contained in the letter of transmittal (having your signature on the letter of transmittal medallion guaranteed if required by the letter of transmittal), mail or deliver the letter of transmittal (or an originally signed facsimile thereof) and any other required documents, including the certificate for your ADSs, known as an American Depositary Receipt or ADR, to the tender agent for the offer.
      Any holder of ordinary shares or ADSs who desires to tender ordinary shares or ADSs pursuant to the offer and whose share certificates or ADRs representing such ADSs are not immediately available, or who cannot comply in a timely manner with the procedures for tendering ADSs by book-entry transfer, or who cannot deliver all required documents to the tender agent by the expiration date of the offer, may tender such ordinary shares or ADSs pursuant to the offer by following the procedures for guaranteed delivery described in “THE TENDER OFFER — Procedure for Tendering Ordinary Shares or ADSs.”
      Holders of ADSs held in the De Rigo Global Buy DIRECT Plan must complete and deliver a letter of transmittal, but need not deliver an ADR.
      References in this document to “we,” “us” or “our” refer to DR 3 S.r.l. and, unless the context otherwise requires, De Rigo Holding B.V. and the De Rigo brothers, references to “DR 3” are to DR 3 S.r.l., references to “De Rigo Holding” are to De Rigo Holding B.V., references to “De Rigo” are to De Rigo S.p.A. and references to the “De Rigo brothers” are to Mr. Ennio De Rigo, Chairman of the Board of Directors and Chief Executive Officer of De Rigo, an owner and a director of De Rigo Holding and a director of DR 3, and Mr. Walter De Rigo, a director of De Rigo and an owner and a director of De Rigo Holding.
      TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE UNITED STATES INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY DR 3 IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY DR 3 OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Page

SUMMARY TERM SHEET	1
INTRODUCTION	6
SPECIAL FACTORS	8
Background of the Offer	8
Purpose of and Reasons for the Offer	8
Positions of DR 3, De Rigo Holding and the De Rigo Brothers Regarding Fairness of the Offer	9
Position of De Rigo’s Board of Directors Regarding Fairness of the Offer	12
Certain Effects of the Offer	12
Plans for De Rigo and the Ordinary Shares and ADSs Following the Offer	13
Conduct of De Rigo’s Business if the Offer is Not Completed	14
Interests of Certain Persons in the Offer; Security Ownership; Transactions and Arrangements Concerning the Ordinary Shares and ADSs	14
Contacts or Transactions with De Rigo	15
THE TENDER OFFER	16
1. Terms of the Offer	16
2. Acceptance for Payment and Payment for Ordinary Shares and ADSs	17
3. Procedure for Tendering Ordinary Shares or ADSs	18
4. Withdrawal Rights	21
5. Certain Tax Consequences of the Offer	22
6. Price Range of Ordinary Shares and ADSs; Dividends	24
7. Possible Effects of the Offer on the Market for Ordinary Shares and ADSs; NYSE Listing; Deposit Agreement; Exchange Act Registration and Margin Regulations	24
8. Certain Information Concerning De Rigo	26
9. Certain Information Concerning DR 3, De Rigo Holding and the De Rigo Brothers	31
10. Source and Amount of Funds	33
11. Certain Conditions of the Offer	33
12. Certain Legal Matters	35
13. Fees and Expenses	37
14. Miscellaneous	37

i

SUMMARY TERM SHEET
       DR 3 is offering to purchase any and all outstanding ordinary shares and ADSs of De Rigo for $8.75 net per ordinary share or ADS in cash, without interest and less any required withholding taxes. The following are some of the questions you, as a holder of ordinary shares or ADSs, may have and answers to those questions. We urge you to read this entire document and the related letter of transmittal carefully because the information in this summary is intended only as an overview of the material information and additional important information is contained in the remainder of this document and the letter of transmittal.
Who is offering to buy my ordinary shares or ADSs?
      DR 3 is an Italian limited liability company formed for the purpose of making this offer. DR 3 is owned directly by De Rigo Holding, which is owned and controlled by Mr. Ennio De Rigo and Mr. Walter De Rigo. The De Rigo brothers currently own, primarily through De Rigo Holding, an aggregate of 77.2% of De Rigo. See “INTRODUCTION,” “SPECIAL FACTORS — Background of the Offer” and “— Interests of Certain Persons in the Offer; Security Ownership; Transactions and Arrangements Concerning the Ordinary Shares and ADSs.”
What are the classes and amounts of securities being sought in the offer?
      We are offering to purchase any and all outstanding ordinary shares and ADSs (each ADS representing one ordinary share) of De Rigo not owned by us. See “INTRODUCTION” and “THE TENDER OFFER — Terms of the Offer.”
Who can participate in the offer?
      The offer is open to all holders and beneficial owners of ordinary shares and ADSs. The tender offer is not being made in Italy, and the tender offer materials will not be distributed in Italy (except that, as required by law, holders of record or those appearing on a securities position listing as holders of ordinary shares or ADSs, including the very limited number of such holders located or resident in Italy, will be sent tender offer materials).
How much are you offering to pay?
      We are offering to pay you $8.75 per ordinary share and per ADS, net to you in cash, without interest and less any required withholding taxes. This constitutes a premium of 24.8% over the closing market price for ADSs on the New York Stock Exchange, or NYSE, on August 3, 2005, the last trading day before we announced the offer, which was $7.01 per ADS. The offer price also represents a premium over the average of the closing prices for ADSs for the one-year, three-year and five-year periods ending on the last trading day before we announced the offer of 21.7%, 60.8% and 42.1%, respectively. The offer price is also higher than any closing price for the ADSs recorded since May 2001. See “INTRODUCTION,” “SPECIAL FACTORS — Positions of DR 3, De Rigo Holding and the De Rigo Brothers Regarding Fairness of the Offer,” “THE TENDER OFFER — Terms of the Offer” and “— Price Range of Ordinary Shares and ADSs; Dividends.”
Will I have to pay any fees or commissions?
      If you are the registered holder of ordinary shares on De Rigo’s books or the registered holder of ADSs on the books of The Bank of New York and you tender your ordinary shares or ADSs to us in the offer, you will not have to pay brokerage fees, or surrender, withdrawal or cancellation fees or similar expenses. If you own your ADSs through a broker or other nominee, and your broker tenders your ADSs on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “INTRODUCTION” and “THE TENDER OFFER — Fees and Expenses.”

What are the tax consequences of tendering my ordinary shares or ADSs?
      If you are a U.S. taxpayer, your receipt of cash for ordinary shares or ADSs in the offer will be a taxable transaction for income tax purposes under applicable U.S. laws. You will generally recognize gain or loss in an amount equal to the difference between (a) the cash you receive in the offer and (b) your adjusted tax basis in the ordinary shares or ADSs you sell in the offer. That gain or loss will be capital gain or loss if the ordinary shares or ADSs are a capital asset in your hands, and will be long-term capital gain or loss if you have held the ordinary shares or ADSs for more than one year at the time the offer is completed. If you do not complete and sign a Substitute Form W-9 or a Form W-8BEN or other Form W-8, as applicable, you also may be subject to required backup U.S. federal income tax withholding. You are urged to consult your own tax advisor as to the particular tax consequences of the offer to you. See “THE TENDER OFFER — Certain Tax Consequences of the Offer — Certain U.S. Income Tax Consequences.”
      Your receipt of cash consideration in exchange for your ordinary shares or ADSs may be subject to Italian capital gains tax. See “THE TENDER OFFER — Certain Tax Consequences of the Offer — Certain Italian Tax Consequences.”
Do you have the financial resources to make payment?
      Yes. We will have sufficient funds to pay for all ordinary shares and ADSs validly tendered and not withdrawn in the offer. These funds will be available to us from a combination of contributions and shareholder loans from De Rigo Holding and borrowings under a credit facility, dated July 28, 2005, among DR 3, De Rigo Holding, as guarantor, and Banca Intesa S.p.A. See “THE TENDER OFFER — Source and Amount of Funds.”
Is your financial condition relevant to my decision whether to tender my ordinary shares or ADSs in the offer?
      We do not think our financial condition is relevant to your decision whether to tender your ordinary shares or ADSs pursuant to the offer because (a) we are offering to purchase all outstanding ordinary shares and ADSs, (b) the offer is solely for cash and (c) the offer is not subject to any financing condition. See “THE TENDER OFFER — Source and Amount of Funds” and “— Certain Information Concerning DR 3, De Rigo Holding and the De Rigo Brothers.”
Is there a minimum number of ordinary shares or ADSs that must be tendered in order for you to purchase any securities?
      No, there is no minimum number of ordinary shares or ADSs that must be tendered as a condition to our offer. The offer is subject to a number of customary conditions. See “THE TENDER OFFER — Certain Conditions of the Offer.”
Why are you making this offer?
      We believe that De Rigo has not benefited, and will not, for the foreseeable future, benefit, from the advantages of having a publicly traded stock, such as the ability to raise additional equity capital or to use its stock as an acquisition currency, and that these advantages have been outweighed by the expense and administrative burdens of remaining a public company listed on a U.S. public stock exchange, especially in light of regulatory developments in the United States. In consideration of these factors, DR 3 was formed for the purpose of making this offer to facilitate taking De Rigo private. See “SPECIAL FACTORS — Background of the Offer” and “— Purpose of and Reasons for the Offer.”
Has the offer been approved by De Rigo’s Board of Directors?
      De Rigo’s Board of Directors currently consists of seven members, four of whom are executive officers of De Rigo: Mr. Ennio De Rigo, Mr. Maurizio Dessolis, Mr. Massimo De Rigo and Mr. Michele Aracri. Of the remaining three directors, only one director, Professor Enrico Valdani, is neither an officer of De Rigo nor affiliated with De Rigo, De Rigo Holding or DR 3. Mrs. Emiliana De Meio De Rigo is the wife of Mr. Ennio De Rigo, who is Chairman of the Board and Chief Executive Officer of De Rigo, and Mr. Walter De Rigo is an owner and director of De Rigo Holding. In addition to being an executive officer of De Rigo, (i) Mr. Dessolis is the son-in-law of Mr. Ennio De Rigo and Mrs. Emiliana De Meio De Rigo and is a Managing Director of De Rigo Holding and (ii) Mr. Massimo De Rigo is the son of Mr. Ennio De Rigo and Mrs. Emiliana De Meio De Rigo. Mr. Ennio De Rigo, Mr. Dessolis and Mr. Massimo De Rigo are also directors of DR 3. In light of the potential conflicts of interest resulting from these familial and employment relationships and business affiliations, we did not believe it appropriate to ask the Board of Directors of De Rigo to approve the offer.
      Significantly, under Italian law, no action is required to be taken by De Rigo’s Board of Directors in connection with the offer. Accordingly, the offer is made without seeking the prior approval of De Rigo’s Board of Directors and is not conditioned on the receipt of the approval of De Rigo’s Board of Directors. Under U.S. law, within ten business days after the commencement date of the offer, De Rigo is required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to file with the Securities and Exchange Commission, or SEC, and distribute to holders of ordinary shares and ADSs a Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9 containing a statement of De Rigo’s position with respect to the offer. See “SPECIAL FACTORS — Position of De Rigo’s Board of Directors Regarding Fairness of the Offer.”
How long do I have to decide whether to tender my ordinary shares or ADSs in the offer?
      You will have until 5:00 p.m., New York City time, on Friday, September 9, 2005, unless we extend the offer. If you cannot deliver your ordinary shares or ADSs or other documents to the tender agent before that time, you may be able to make a valid tender using the guaranteed delivery procedure, which we describe later in this document. See “THE TENDER OFFER — Terms of the Offer” and “— Procedure for Tendering Ordinary Shares or ADSs.”
Can the offer be extended and under what circumstances?
      Yes. Subject to applicable rules and regulations of the SEC, we may extend the offer at any time or from time to time for any reason, including if, at the time the offer is scheduled to expire (including at the end of an earlier extension), any of the offer conditions are not satisfied (or waived by us) or if we are required to extend the offer by the rules of the SEC. During any extension of the offer, all shares and ADSs previously tendered and not withdrawn will remain subject to the terms of the offer, including the right of a tendering holder to withdraw such holder’s shares or ADSs. See “THE TENDER OFFER — Terms of the Offer” and “— Procedure for Tendering Ordinary Shares or ADSs.”
Will there be a subsequent offering period?
      We may elect and we reserve the right to provide a “subsequent offering period” of between three and 20 business days for the offer. A subsequent offering period, if one is provided, will be an additional period of time beginning after we have purchased all ordinary shares and ADSs validly tendered during the offer, during which holders may tender their ordinary shares and ADSs and receive the offer consideration promptly. There would be no condition to our purchase of ordinary shares or ADSs validly tendered during the subsequent offering period, and tendering holders would not be allowed to withdraw their ordinary shares or ADSs. See “THE TENDER OFFER — Terms of the Offer.”
How will you notify me if you extend the offer?
      If we extend the offer, we will inform D.F. King & Co., Inc., the information agent for the offer, The Bank of New York, the tender agent for the offer, and Lehman Brothers, the dealer manager for the offer, of that fact and will make a public announcement of the extension by not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See “THE TENDER OFFER — Terms of the Offer.”

How do I tender my ordinary shares or ADSs?
      To tender your ordinary shares or ADSs, you must deliver the share certificates or ADRs representing your ordinary shares or ADSs, respectively, together with a completed and signed letter of transmittal and any other documents required, to the tender agent not later than the time the offer expires. If you hold your ADSs in the De Rigo Global Buy DIRECT Plan, you must complete and deliver a letter of transmittal, but you do not need to deliver an ADR. If your ADSs are held in book-entry form, your ADSs can only be tendered by your nominee through The Depository Trust Company. If you cannot deliver your share certificates, ADRs or other required document to the tender agent by the expiration of the offer, you may still validly tender your ordinary shares or ADSs by having a broker, a bank or other fiduciary, which is a member in good standing of the Securities Transfer Agents Medallion Program or other eligible institution that would be eligible according to the offer, guarantee that the missing items will be received by the tender agent within three NYSE trading days. However, the tender agent must receive the missing items within that three trading day period or your ordinary shares or ADSs will not have been validly tendered. See “THE TENDER OFFER — Procedure for Tendering Ordinary Shares or ADSs.”
Until when can I withdraw ordinary shares or ADSs that I have tendered?
      You can withdraw ordinary shares or ADSs that you have previously tendered at any time until the offer has expired and, if we have not agreed to accept your ordinary shares or ADSs for payment by October 2, 2005, you can withdraw them at any time after such time until we accept ordinary shares or ADSs for payment. If we decide to provide a subsequent offering period, we will accept ordinary shares or ADSs tendered during that period immediately upon tender and thus you will not be able to withdraw ordinary shares or ADSs tendered in the offer during any subsequent offering period. See “THE TENDER OFFER — Withdrawal Rights.”
How do I withdraw ordinary shares or ADSs that I have tendered?
      To withdraw ordinary shares or ADSs that you have previously tendered, you must deliver a signed notice of withdrawal with the required information to the tender agent at a time when you still have the right to withdraw the ordinary shares or ADSs. See “THE TENDER OFFER — Withdrawal Rights.”
Do I have appraisal rights with respect to the offer?
      There are no appraisal rights available in connection with the offer. See “SPECIAL FACTORS — Certain Effects of the Offer” and “THE TENDER OFFER — Certain Legal Matters.”
If I do not tender my ADSs but the offer is completed, what will happen to my ADSs?
      Following consummation of the offer, the number of ADSs that are available for trading and the number of holders of ADSs may be so small that there will no longer be an active public trading market (or, possibly, any public trading market) for the ADSs. Also, the ADSs may no longer be eligible to be traded on the NYSE or any other securities exchange, and De Rigo may be able to cease making filings with the SEC or otherwise cease being required to comply with the SEC’s rules relating to publicly held companies.
      We intend, to the extent possible after the consummation of the offer, to cause the delisting of the ADSs from the NYSE. We also intend to cause De Rigo to terminate the existing deposit agreement between De Rigo and The Bank of New York, as ADS depositary, dated as of October 25, 1995 (referred to herein as the “deposit agreement”), under which the ADSs were issued. If the deposit agreement is terminated, and you still hold ADSs, you will be entitled to receive one ordinary share of De Rigo in exchange for each ADS held by you upon surrender of your ADSs. However, at any time after the expiration of one year from the date of termination, the ADS depositary may sell the ordinary shares underlying ADSs that have not been surrendered and hold uninvested the proceeds on behalf of holders. There is no public trading market for the ordinary shares, and De Rigo would not be under any obligation to list the ordinary shares or otherwise attempt to create such a market following any such delisting and termination.

      We also intend, to the extent possible after consummation of the offer, to cause De Rigo to deregister the ADSs and the ordinary shares underlying the ADSs, both of which are currently registered under the Exchange Act, so that De Rigo will no longer be obligated to file any reports with the SEC.
      See “SPECIAL FACTORS — Purpose of and Reasons for the Offer,” “— Certain Effects of the Offer,” “— Plans for De Rigo and the Ordinary Shares and ADSs Following the Offer” and “THE TENDER OFFER — Possible Effects of the Offer on the Market for Ordinary Shares and ADSs; NYSE Listing; Deposit Agreement; Exchange Act Registration and Margin Regulation.”
Will members of De Rigo’s Board of Directors or De Rigo’s executive officers holding ordinary shares or ADSs tender into the offer?
      Mr. Ennio De Rigo and Mr. Walter De Rigo are part of the bidder group (with De Rigo Holding and DR 3) and therefore will not be tendering the ordinary shares and ADSs that they already own, either directly or through De Rigo Holding. The remaining members of De Rigo’s Board of Directors (other than Mr. Maurizio Dessolis and Mr. Michele Aracri) do not own any ordinary shares or ADSs. Mr. Dessolis, who owns 46,240 ADSs, will not tender because, as a director of DR 3, his sale of ADSs to DR 3 would be subject to certain corporate formalities required by Italian corporate law, including approval of DR 3’s shareholders and a process of appraisal. However, after consummation of the offer, Mr. Dessolis expects to sell the ADSs owned by him to De Rigo Holding. Any such sale would be at a price equal to the offer price. Mr. Aracri, who owns 800,000 ordinary shares and 70,000 ADSs, has indicated that he has not decided whether he will tender his ordinary shares and ADSs into the offer.
      Because of the confidential nature of the offer, we have not disclosed our intention to make the offer to any executive officers of De Rigo who are not also members of De Rigo’s Board of Directors and therefore do not know whether they will tender any ordinary shares or ADSs owned by them into the offer.
What is the market value of my ADSs as of a recent date?
      On August 3, 2005, the last trading day before we announced the offer, the closing price of the ADSs reported on the NYSE was $7.01 per ADS. We advise you to obtain a recent quotation for ADSs in deciding whether to tender your ADSs or ordinary shares. De Rigo’s ordinary shares are not traded on any public market. See “THE TENDER OFFER — Price Range of Ordinary Shares and ADSs; Dividends.”
Whom can I talk to if I have questions about the offer?
      You can call D.F. King & Co., Inc., the information agent for the offer, toll free from within the United States at 800-859-8511 (or collect at 212-269-5550 if you are a bank or broker) or Lehman Brothers, the dealer manager for the offer, at 212-526-7850. See the back cover page of this document for additional information on how to contact our information agent or dealer manager.

To All Holders of Ordinary Shares and American Depositary Shares of De Rigo:
INTRODUCTION
       DR 3 S.r.l., an Italian limited liability company and a wholly-owned subsidiary of De Rigo Holding B.V., a Dutch limited liability company that is owned by the De Rigo brothers, hereby offers to purchase any and all outstanding ordinary shares and American Depositary Shares, or ADSs, each representing one ordinary share, of De Rigo S.p.A., an Italian stock corporation, at $8.75 per ordinary share or ADS, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this document and in the related letter of transmittal.
      Tendering holders whose ordinary shares are registered in their own names on De Rigo’s books or whose ADSs are registered in their own names on the books of The Bank of New York, as depositary for the ADSs, also referred to as the ADS depositary, and who tender directly to the tender agent will not be charged brokerage fees or commissions or, except as set forth in Instruction 6 of the letter of transmittal, transfer taxes on the purchase of ordinary shares or ADSs by us. Holders who hold their ADSs through a broker, dealer, commercial bank, trust company or nominee should consult with that institution as to whether it charges any service fees to tender the ADSs on their behalf. Holders of ordinary shares and ADSs who do not complete and sign a Substitute Form W-9 or a Form W-8BEN or other Form W-8, as applicable, may be subject to required backup U.S. federal income tax withholding. Holders of ADSs who tender their ADSs will not have to pay any surrender, withdrawal or cancellation fees otherwise payable pursuant to the deposit agreement. We will pay all charges and expenses of the ADS depositary, the dealer manager, the information agent and the tender agent for the offer.
      Holders that are not U.S. persons may have to comply with certification procedures to establish non-U.S. status in order to avoid information reporting and backup withholding tax requirements.
      The offer will expire at 5:00 p.m., New York City time, on Friday, September 9, 2005, unless extended.
      The purpose of the offer is to acquire as many additional ordinary shares and ADSs as possible to facilitate taking De Rigo private.
      The offer is not conditioned on any specified number of ordinary shares and ADSs being tendered or on the availability of financing. The offer is, however, subject to certain other terms and conditions. See “THE TENDER OFFER — Certain Conditions of the Offer.”
      No appraisal rights are available in connection with the offer. See “SPECIAL FACTORS — Certain Effects of the Offer.”
      This document and the related letter of transmittal contain important information that should be read carefully and in their entirety before any decision is made with respect to the offer.
      Unless otherwise specified in this document, or if the context otherwise requires, references to “$”, “U.S.$” or “U.S. dollars” are to U.S. dollars and references to “€” or “Euros” are to the currency of the European Union. All cash payments to be made in respect of purchases of ordinary shares and ADSs pursuant to the offer will be paid in U.S. dollars.

Forward-looking Statements
       This document and the documents incorporated by reference into this document include certain forward-looking statements. These forward-looking statements appear throughout this document and include statements regarding our intent, belief or current expectations, including De Rigo’s projections and statements concerning our plans with respect to the acquisition of all the ordinary shares and ADSs. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside our and De Rigo’s control, that could cause actual results to differ materially from such statements. Factors that may cause or contribute to such differences include: effects on De Rigo from competition with other eyewear producers, material changes in consumer demand or preferences, significant economic developments in De Rigo’s primary markets, significant changes in labor, material and other costs affecting the construction of new plants, significant changes in the costs of principal raw materials, significant exchange rate movements or changes in De Rigo’s legal and regulatory environment, including developments related to the Italian Government’s investment incentive or similar programs, the ability to execute fully our business strategy after taking De Rigo private and other risks and uncertainties described in De Rigo’s filings with the SEC. We are under no obligation, and expressly disclaim any intention or obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
      Except as otherwise set forth herein, the information concerning De Rigo contained in this document has been furnished by De Rigo or taken from or based upon publicly available documents and records on file with the SEC and other public sources.

SPECIAL FACTORS
Background of the Offer
      De Rigo is a società per azioni (stock corporation) organized under the laws of the Republic of Italy. It is primarily engaged in the design, manufacture and marketing of high-quality eyewear in the mid- and premium-price range categories and is one of the largest optical retailers in Europe through its Dollond & Aitchison and General Optica retail chains. It was incorporated in 1978 as a società a responsabilità limitata, or limited liability company, in Limana, Italy, and subsequently converted into a stock corporation. In October 1995, the ADSs were first listed on the NYSE following an initial public offering of 8,900,000 ADSs (representing an equal number of ordinary shares) for $16.00 per ADS. Prior to the initial public offering, De Rigo was a private company wholly owned by Mr. Ennio De Rigo, Mr. Walter De Rigo and Mr. Michele Aracri.
      Mr. Ennio De Rigo, the Chairman of the Board of Directors of De Rigo, and Mr. Walter De Rigo, a director of De Rigo, beneficially own an aggregate of 77.2% of De Rigo’s outstanding ordinary shares, of which approximately 75% is owned directly by De Rigo Holding. The De Rigo brothers established De Rigo Holding to hold and manage their interests in De Rigo and to make investments in other industrial sectors in which they participate. They also each hold a small percentage of De Rigo ordinary shares directly.
      We believe that De Rigo has not benefited and will not, for the foreseeable future, benefit, from the advantages of having a publicly traded stock, such as the ability to raise additional equity capital or to use its stock as an acquisition currency, and that these advantages have been outweighed by the expense and administrative burdens of remaining a public company listed on a U.S. public stock exchange, especially in light of regulatory developments in the United States. In light of these factors we came to consider the desirability of continuing to operate De Rigo as a publicly traded company and determined that we would prefer to again own 100% of De Rigo and hold it as a private company. We did not formally consider or evaluate any other type of transaction as an alternative to the offer.
      In July 2005, De Rigo Holding caused the formation of DR 3 for the purpose of making a tender offer for all outstanding ordinary shares and ADSs. DR 3 has not engaged in any activities other than those incident to its organization and the making of the offer. On August 4, 2005, we informed De Rigo’s Board of Directors of our offer.
Purpose of and Reasons for the Offer
      The purpose of the offer is to enable us to acquire the entire equity interest in De Rigo that is not already owned by us. The offer is intended to facilitate the acquisition of as many additional ordinary shares and ADSs as possible and to permit De Rigo, following consummation of the offer, to cease, to the extent possible, to be a publicly traded company (through delisting of the ADSs on the NYSE and deregistration under the Exchange Act). The reasons that we are seeking to acquire the outstanding ordinary shares and ADSs by means of a tender offer rather than some alternative structure are that Italian corporate law applicable to De Rigo does not provide for any other transaction structure, such as a cash merger, that would permit us to compel holders of ordinary shares or ADSs to sell such securities to us, and that the offer represented the most efficient means of acquiring the outstanding ordinary shares and ADSs for cash. For these reasons we did not consider any alternative means to the offer to achieve our purpose.
      We have decided to make the offer at this time because we believe that the public markets have never appreciated De Rigo’s business model and strategy (including its entry into the retail sector and expansion through acquisitions) and have undervalued, as a general matter, the ADSs. We further believe that certain of the factors giving rise to this circumstance — in particular, the relatively low liquidity in the market for the ADSs and the relative lack of research analyst coverage — are not likely to be ameliorated in the future if De Rigo’s securities remain publicly traded in the United States.
      As a result, we believe that De Rigo does not now benefit, and is not likely in the foreseeable future to benefit, from the advantages of having its equity securities publicly traded in the United States, while it continues to bear the expense and administrative burdens of remaining a U.S. public company, especially as these expenses and burdens have been increased as a result of regulatory developments in the United States. Thus, we believe that the burdens related to De Rigo remaining a publicly traded company in the United States outweigh the benefits associated therewith and we are making the offer to facilitate taking De Rigo private.
      We also believe that making the offer at this time will allow public holders of De Rigo securities who wish to do so the opportunity to realize a significant premium over the current and historical market prices for the ADSs.
      We currently plan to continue operating De Rigo as a going concern under our control for the foreseeable future and have no current plans of disposing either of the entire company or of our interest in De Rigo or of causing the liquidation of De Rigo at any time in the foreseeable future. Thus, we do not anticipate that, except for the offer, holders of ADSs will have an opportunity in the foreseeable future to dispose of their ADSs other than in open market transactions (to the extent that any public trading market may continue to exist following the offer) or in private transactions, with all the costs customarily associated with such sales, or at prices other than those available in such transactions.
      Italian law applicable to De Rigo (which is not listed on an Italian stock exchange) does not provide for any form of “second-step” transaction to the offer, such as a “cash out” merger or mandatory share exchange, that would permit us to compel holders of ordinary shares and ADSs who do not participate in the offer to sell such securities to us, regardless of the level of our or their ownership of ordinary shares or ADSs following consummation of the offer. Accordingly, any ordinary shares and ADSs that are not tendered and purchased in the offer will remain outstanding, except as described in this document. We reserve the right to purchase additional ordinary shares or ADSs following the consummation of the offer, in privately negotiated transactions or otherwise.
      The purchase of ADSs in the offer will reduce the number of ADSs that might otherwise trade publicly and may reduce the number of holders of ADSs, which will likely adversely affect the liquidity and market value of any ADSs that remain publicly held.
      Further, following consummation of the offer, depending on the number of ADSs purchased in the offer and the number of remaining holders of ADSs, it is possible that there will be so few remaining outstanding ADSs and/or public holders of ADSs that the ADSs will no longer meet certain of the NYSE requirements for continued listing.
      In any event, we intend, following consummation of the offer, to cause De Rigo to apply to delist the ADSs from the NYSE and to terminate the deposit agreement relating to the ADSs in accordance with its terms. For at least one year after such termination, any remaining holders of ADSs will be entitled to receive the ordinary shares underlying their ADSs upon surrender of their ADSs. There is no public trading market for the ordinary shares, and De Rigo would not be under any obligation to list the ordinary shares or otherwise attempt to create such a market following any such termination and exchange. We also intend, if the necessary qualifications are met, to cause De Rigo to deregister the ADSs under the Exchange Act. See “THE TENDER OFFER — Possible Effects of the Offer on the Market for Ordinary Shares and ADSs; NYSE Listing; Deposit Agreement; Exchange Act Registration and Margin Regulations.”
Positions of DR 3, De Rigo Holding and the De Rigo Brothers Regarding Fairness of the Offer
      De Rigo is an Italian company, and Italian law governs our duties and obligations to De Rigo and the holders of De Rigo’s ordinary shares and ADSs. Applicable Italian law does not recognize any fiduciary or other duty or obligation on us to offer or pay any particular price or a price which is fair in the offer (or in any purchase of ordinary shares or ADSs). Also, since the offer is not being made in Italy, Italian law does not impose any requirement that the offer have any particular terms or be fair in any respect to the holders of ordinary shares or ADSs.
      Furthermore, Italian law does not require that we make any determination or analysis regarding the offer or the offer price, including whether or not the offer or the offer price is fair to unaffiliated securityholders, nor does it require us to obtain, or retain any outside person to prepare, any report, opinion or appraisal relating to the value of De Rigo, the ordinary shares or the ADSs or the fairness of the offer or to negotiate on behalf of the unaffiliated securityholders. We have not obtained any such report, opinion or appraisal, and no independent person has been retained to obtain any such report, opinion or appraisal or to negotiate on behalf of the unaffiliated holders of ordinary shares or ADSs. Additionally, no provision has been made to grant unaffiliated holders of ordinary shares or ADSs access to our or De Rigo’s corporate files.
      Nonetheless, the rules of the SEC require us (as an affiliate of De Rigo) to express our belief as to the fairness of the offer to De Rigo’s securityholders who are not affiliates.
      We believe that the offer is substantively and procedurally fair to unaffiliated holders of ordinary shares and ADSs. We base this belief on the following factors, each of which, in our judgment, supports our view as to the fairness of the offer.

•	The offer price compares favorably to current and historical market prices. The offer price represents a premium of 24.8% over the closing market price for De Rigo ADSs on the NYSE on August 3, 2005, the last trading day before our public announcement of the offer, which was $7.01 per ADS. The offer price also represents a premium over the average of the closing prices for De Rigo ADSs for the one-year, three-year and five-year periods ending on the last trading day before we announced the offer of 21.7%, 60.8% and 42.1%, respectively. The offer price is also higher than any closing price for the ADSs recorded since May 2001.

•	The price offered also compares favorably to the price paid by De Rigo for shares it has repurchased in recent years. In July 2004, De Rigo repurchased from Prada Luxembourg s.a.r.l. 2,225,000 ordinary shares at $6.30 per share. In 2003, De Rigo purchased 223,200 ADSs in open market transactions at an average price of $3.87 per ADS.

•	We believe that certain characteristics of the public market for the ADSs — in particular, the overall decline in the average price for the ADSs since De Rigo’s original listing on the NYSE, the corresponding decline in the total market capitalization of De Rigo, the relatively low liquidity in the market for the ADSs and the relative lack of research analyst coverage — are not likely to improve in the near future.

•	We believe that, except for the offer, holders of ordinary shares and ADSs will not likely have an opportunity in the foreseeable future to dispose of their ordinary shares or ADSs at prices other than those available in private transactions or, in the case of ADSs, in open market transactions (to the extent that any public trading market may continue to exist following the offer) because we plan to continue to operate De Rigo as a going concern under our control and have no current plans of disposing either of De Rigo or of our interest in De Rigo or of causing the liquidation of De Rigo. See “SPECIAL FACTORS — Conduct of De Rigo’s Business if the Offer is Not Completed.”

•	The offer provides immediate cash liquidity for holders of ordinary shares and ADSs without the incurrence of transaction costs typically associated with market sales (unless imposed by the holder’s nominee) and without withdrawal fees imposed under the terms of the deposit agreement.

•	The offer provides liquidity for all holders at a stable price, unusual in light of the relatively low historic trading volume, as well as our significant insider ownership, all of which, in our view, have affected, and are likely to continue to affect, adversely the trading market for, and the market value of, the ADSs (and the value of the ordinary shares).

•	Each holder of ordinary shares or ADSs can individually determine whether or not to tender shares or ADSs pursuant to the offer, and holders who choose not to tender their ordinary shares or ADSs in the offer will not be “squeezed out” in any subsequent transaction but will be able to continue to own an equity interest in De Rigo. See “THE TENDER OFFER — Possible Effects of the Offer on the Market for Ordinary Shares and ADSs; NYSE Listing; Deposit Agreement; Exchange Act Registration and Margin Regulation.”

•	The offer is not subject to any conditions relating to the number of ordinary shares or ADSs tendered or to any financing condition.
      We believe that each of the foregoing factors is relevant to all unaffiliated holders of ordinary shares and ADSs. In view of the variety of factors considered in connection with our evaluation of the offer, we did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors and considered all factors as a whole in reaching a decision.
      Except as set forth above, we did not consider any other factors regarding the fairness of the offer to unaffiliated holders of ADSs, such as valuations of De Rigo based on going concern value, net book value or liquidation value and, except as set forth below, have not made any determination or analysis as to any such factors.
      In particular, in concluding that the offer is fair to unaffiliated holders of ordinary shares and ADSs, we did not consider the going concern value of De Rigo or the value that could be obtained upon a sale of De Rigo as a going concern. Although we have not made any determination of the “going concern” value of De Rigo as a whole, we recognize that the offer price may be lower than hypothetical values that could be obtained using certain valuation methodologies (such as, possibly, a discounted cash flow analysis or an acquisition premium analysis). However, we believe that, for the reasons described above, holders of ordinary shares and ADSs will not likely have an opportunity in the foreseeable future to dispose of their ordinary shares or ADSs in a transaction in which De Rigo is sold as a going concern or at any price other than that available in the open market (to the extent that a public trading market exists and may, following the offer, continue to exist) and that market prices for the ordinary shares and ADSs are not likely to reflect such values.
      In concluding that the offer is fair to unaffiliated holders of ordinary shares and ADSs, we did not consider the net book value of De Rigo because we do not believe that net book value is a material indicator of the “going concern” or other valuation of De Rigo. We note, however, that the net book value of De Rigo on December 31, 2004, of approximately $6.89 per ordinary share (using the Noon Buying Rate on July 29, 2005 of $1.2129 = €1.00) was below the offer price. Similarly, in concluding that the offer is fair to unaffiliated holders of ordinary shares and ADSs, we did not consider the liquidation value of De Rigo because the liquidation of De Rigo was not considered a viable course of action in view of our intention to continue to operate De Rigo as a going concern and because we believe that a liquidation of De Rigo would result in lower per share proceeds than the offer price.
      We are not aware of any offer having been made by any unaffiliated party to acquire control of De Rigo, or any substantial part of its assets, during the last two years. Accordingly, we did not consider this in making our determinations about the substantive or procedural fairness of the offer.
      In making our determinations as to the substantive and procedural fairness of the offer, we recognized that no unaffiliated representative has been retained by the member of De Rigo’s board of directors who is neither an employee of De Rigo nor affiliated with us to act solely on behalf of unaffiliated holders of ordinary shares or ADSs for purposes of negotiating the terms of the offer or for purposes of preparing a report concerning the fairness of the transaction. As noted above, this is not required as a matter of Italian law. In any event, the absence of a separate unaffiliated representative did not affect our determination based on the factors set forth above. Similarly, we recognized that the offer is not structured in such a way that approval of at least a majority of the holders of ordinary shares and ADSs that are unaffiliated with us is required. We felt that the absence of such a condition supported our determination, rather than detracted from it. We note that the absence of such a condition means that each and every unaffiliated holder that wants to take advantage of the offer can do so, irrespective of the views of the other holders. Accordingly, the absence of such a condition did not affect our determination, based on the factors set forth above, that the offer is substantively and procedurally fair to the unaffiliated holders.
      We do not believe that any of the factors listed above, or that the absence of the procedural safeguards described in the preceding paragraph, constituted a “negative” in our consideration and determination as to the fairness of the offer.

      Our views as to the fairness of the offer to the unaffiliated holders of ordinary shares and ADSs are not meant, and should not be construed, as a recommendation to any holder of ordinary shares or ADSs as to whether such holder should tender his or her ordinary shares or ADSs.
Position of De Rigo’s Board of Directors Regarding Fairness of the Offer
      De Rigo is an Italian company and Italian law governs the duties and obligations of De Rigo’s Board of Directors.
      Italian law does not impose any fiduciary or other duty or obligation on De Rigo or De Rigo’s Board of Directors to seek or obtain from us any particular price or a fair price in the offer, or, since the offer is not being made in Italy, to approve or disapprove the offer, make any statement or recommendation or otherwise play any role in connection with the offer.
      Furthermore, since the offer is not being made in Italy, Italian law does not impose any fiduciary or other duty or obligation on De Rigo or De Rigo’s Board of Directors to make any determination or analysis regarding the offer or the offer price, including whether or not the terms of the offer or the offer price are fair to unaffiliated securityholders, nor does it require either of them to obtain, or retain any outside person to prepare, any report, opinion or appraisal relating to the value of De Rigo, the ordinary shares and ADSs or the fairness of the offer or to negotiate on behalf of the unaffiliated securityholders.
      Under U.S. law, within ten business days after the commencement date of the offer, De Rigo is required by the Exchange Act to file with the SEC and distribute to holders of ordinary shares and ADSs a Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9 containing a statement of De Rigo’s position with respect to the offer.
      We are not seeking the consent of De Rigo or De Rigo’s Board of Directors with respect to the offer. In light of the conflicts of interest facing members of De Rigo’s Board of Directors, we did not believe it appropriate to ask the Board to approve or otherwise consent to the offer. De Rigo’s Board of Directors currently consists of seven members, four of whom are executive officers of De Rigo: Mr. Ennio De Rigo, Mr. Maurizio Dessolis, Mr. Massimo De Rigo and Mr. Michele Aracri. Of the remaining three directors, only one director, Professor Enrico Valdani, is neither an officer of De Rigo nor affiliated with De Rigo, De Rigo Holding or DR 3. Mrs. Emiliana De Meio De Rigo is wife of Mr. Ennio De Rigo, who is Chairman of the Board and Chief Executive Officer of De Rigo, and Mr. Walter De Rigo is an owner and director of De Rigo Holding. In addition to being an executive officer of De Rigo, (i) Mr. Dessolis is the son-in-law of Mr. Ennio De Rigo and Mrs. Emiliana De Meio De Rigo and is a Managing Director of De Rigo Holding and (ii) Mr. Massimo De Rigo is the son of Mr. Ennio De Rigo and Mrs. Emiliana De Meio De Rigo. Mr. Ennio De Rigo, Mr. Dessolis and Mr. Massimo De Rigo are also directors of DR 3. No approval by the holders of ADSs or ordinary shares, or a separate approval by unaffiliated holders of ADSs or ordinary shares, is required for the offer and neither is being sought.
      De Rigo’s Board of Directors has not retained an advisor to act solely on behalf of holders of ordinary shares and ADSs who are not affiliated with DR 3 for the purposes of negotiating the terms of the offer and/or rendering a report concerning the fairness of the offer and has not approved or disapproved the offer.
Certain Effects of the Offer
      We currently own 77.2% of De Rigo’s share capital, which may be deemed to represent a 77.2% interest in the net book value and net earnings of De Rigo, or the equivalent of approximately €186.3 million in net book value and €11.2 million in net earnings for the year ended December 31, 2004. If all holders of outstanding ADSs and ordinary shares not owned by us tender their ADSs and ordinary shares into the offer and the offer is successfully completed, we will own 100% of De Rigo’s share capital and our interest in De Rigo’s net book value and net earnings will increase to 100%, or the equivalent of approximately €241.4 million in net book value and €14.5 million in net earnings for the year ended December 31, 2004.
      Market for Ordinary Shares and ADSs. It is possible that following the consummation of the offer the number of holders of ADSs and the number of ADSs which are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, any public trading market) for the ADSs. Depending upon the number of ADSs purchased in the offer, the offer will likely adversely affect the liquidity and market value of any ADSs held by the public after the offer is completed. If we successfully cause De Rigo to delist the ADSs and terminate the deposit agreement, as described below, then there will only be ordinary shares of De Rigo held privately by remaining holders with no public market.
      Listing. Depending upon the number of holders of ADSs and the number of ADSs that are still in the hands of the public after consummation of the offer, the ADSs may no longer be eligible to be traded on the NYSE or any other securities exchange. In any event, we intend, to the extent possible following the consummation of the offer, to cause De Rigo to seek to delist the ADSs from the NYSE.
      Termination of Deposit Agreement. We also intend, following consummation of the offer, to cause De Rigo to terminate the deposit agreement. If the deposit agreement is terminated, holders of ADSs will be entitled to receive one ordinary share in exchange for each ADS held by such holders upon surrender by them of their ADSs for at least one year following such termination. However, at any time after the expiration of one year from the date of termination, the ADS depositary may sell the ordinary shares underlying ADSs that have not been surrendered and hold uninvested the proceeds on behalf of holders. No public trading market exists for ordinary shares, and we do not intend to cause De Rigo to establish such a public trading market at this time.
      Exchange Act Registration. We also intend, to the extent possible following the consummation of the offer, to seek to cause De Rigo to deregister the ordinary shares and ADSs under the Exchange Act, so that De Rigo will no longer be obligated to file any reports with the SEC or otherwise be required to comply with the SEC’s rules relating to publicly held companies.
      No Appraisal Rights. Holders will not have appraisal rights in connection with the offer. If the ADSs were to be delisted from the NYSE, we believe that any remaining holders of ordinary shares or ADSs would probably be entitled to exercise withdrawal rights under Italian corporate law. Withdrawal rights are similar to appraisal rights in that they provide exercising holders with the right to receive cash for their previously listed securities. However, the amount of cash to which a holder would be entitled upon exercise of withdrawal rights in the event of a delisting would be fixed based on a calculation mandated under Italian corporate law, rather than being established by a neutral arbiter based on a number of factors intended to determine fair value, as is the case generally with appraisal rights. The cash amount to which holders exercising withdrawal rights would be entitled in the event of a delisting would be equal to the arithmetic average of the closing prices of the ADSs during the six months preceding publication of the call notice convening De Rigo’s shareholders’ meeting approving the delisting. Based on current and recent market prices (which have been significantly lower than the offer price), it is therefore very likely that the amount to which a holder would be entitled upon exercise of withdrawal rights would be less than the offer price.
      U.S. Federal Tax Consequences. The exchange of cash for ordinary shares and ADSs pursuant to the offer will not result in any material U.S. federal income tax consequences for us or De Rigo. The exchange of ordinary shares or ADSs for cash pursuant to the offer will generally be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash for ordinary shares or ADSs pursuant to the offer will recognize a gain or loss.
      See “THE TENDER OFFER — Possible Effects of the Offer on the Market for ADSs; NYSE Listing; Deposit Agreement; Exchange Act Registration and Margin Requirements,” “— Certain Legal Matters — Appraisal Rights” and “— Certain Tax Consequences of the Offer — Certain U.S. Income Tax Consequences.”
Plans for De Rigo and the Ordinary Shares and ADSs Following the Offer
      Following the consummation of the offer, we intend, if the necessary qualifications are met, to cause De Rigo to apply to delist the ADSs from the NYSE and also to deregister the ordinary shares and ADSs under the Exchange Act. In addition, we intend to terminate the deposit agreement relating to the ADSs in accordance with its terms. See “SPECIAL FACTORS — Certain Effects of the Offer.”

      We (or our affiliates) may, following the expiration or termination of the offer, seek to acquire additional ordinary shares or ADSs through open market purchases, privately negotiated transactions, a tender offer or otherwise, upon such terms and at such prices as we shall determine, which may be more or less than the offer price. We also reserve the right to dispose of any or all ordinary shares and ADSs we acquire.
      Except as disclosed in this document, we have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving De Rigo or any of its subsidiaries, or any material changes in De Rigo’s capitalization, corporate structure, business or composition of its management or De Rigo’s Board of Directors. However, we can give no assurance that any such transaction will not take place. Although no decision has been made, we cannot exclude that, following consummation of the offer, we might engage in a transaction, such as a merger by absorption in which DR 3 and De Rigo are combined, the effect of which would be to cause De Rigo to become liable for the remaining outstanding principal and interest on the debt incurred to finance the offer. As described in “THE TENDER OFFER — Source and Amount of Funds,” we have arranged financing in the amount of $90,000,000 to pay part of the purchase price of ordinary shares and ADSs acquired pursuant to the offer. The financing is not conditioned on any such transaction taking place.
Conduct of De Rigo’s Business if the Offer is Not Completed
      If the offer is not completed because a condition is not satisfied or waived, we intend that De Rigo’s current management team would continue to operate the business of De Rigo substantially as currently operated. However, we would continue to be the controlling shareholder of De Rigo and may explore alternative strategies in connection with De Rigo. In particular, we may consider, alone or pursuant to arrangements with others:

•	engaging in open market or privately negotiated purchases of ordinary shares or ADSs to increase our aggregate beneficial ownership of ordinary shares and ADSs,

•	delisting the ADSs and/or terminating the deposit agreement, or

•	keeping outstanding the public minority interest in De Rigo.
      If we were to pursue any of these alternatives, the consideration offered for ordinary shares or ADSs in the offer would no longer be available to holders of ordinary shares or ADSs. Unless we caused De Rigo to delist the ADSs, holders of ADSs would still be able to sell their ADSs in the open market, and holders of ordinary shares or ADSs would be able to sell their ordinary shares or ADSs in private transactions. In addition, in the unanticipated event that we determine to sell our interest in De Rigo, holders of ordinary shares or ADSs (to the extent they still exist) might be able to dispose of their securities in such transaction, although there is no guarantee that they will be able to participate in any such transaction and we have no obligation to include them in any such transaction. The consideration paid in any such future transaction may exceed or be less than the consideration offered in the offer. If we were to cause De Rigo to delist the ADSs and to terminate the deposit agreement, then there would be no public market for holders to sell their ordinary shares.
Interests of Certain Persons in the Offer; Security Ownership; Transactions and Arrangements Concerning the Ordinary Shares and ADSs
      The De Rigo brothers hold, directly and indirectly, 32,787,000 ordinary shares and ADSs (or 77.2% of the issued and outstanding ordinary shares), 31,869,500 of which are held through De Rigo Holding and 917,500 of which are held by the De Rigo brothers directly. In April 2004, De Rigo Refrigeration (formerly Surfrigo Nord S.r.l.), a company owned by the De Rigo brothers, sold 135,000 ADSs in open market transactions at an average price of $6.10.
      Mr. Maurizio Dessolis owns directly 46,240 ADSs, and Mr. Michele Aracri holds 800,000 ordinary shares and 70,000 ADSs, representing 2.0% of the issued and outstanding ordinary shares.

      According to De Rigo’s annual report on Form 20-F for the fiscal year ended December 31, 2004, as amended (referred to herein as the “2004 Form 20-F”), as of June 1, 2005, Schroder Investment Mgmt. Ltd held 3,731,530 ADSs, representing 8.8% of the issued and outstanding ordinary shares.
      As of June 1, 2005, the members of De Rigo’s Board of Directors and its executive officers (other than the De Rigo brothers and Mr. Michele Aracri) owned less than 1% of the outstanding ordinary shares, and no other person was known to own 5% or more of De Rigo’s outstanding ordinary shares (whether in the form of ordinary shares or ADSs).
Contacts or Transactions with De Rigo
      Until July 2003, De Rigo owned 51% of EID, a company that distributed sunglasses and eyeglasses under the Prada name. During 2003, EID paid €60,000 in rental expenses relating to the rental of a building in Longarone from De Rigo Refrigeration (formerly Surfrigo Nord S.r.l), a company owned by the De Rigo brothers.
      In December 2003, De Rigo sold a building to an entity controlled by the De Rigo brothers. This sale was made for cash consideration of €610,000 and generated a capital loss of €29,000 on De Rigo’s consolidated balance sheet for the year ended December 31, 2003.
      On June 30, 2004, De Rigo sold to De Rigo Holding its 100% interest in De Rigo Nederland and De Rigo Singapore for cash consideration of €580,000, realizing a gain of €62,000. These two companies are no longer operative, and De Rigo Singapore is in the process of liquidation.
      In 2004, De Rigo Vision S.p.A., one of De Rigo’s wholly-owned subsidiaries, paid €6,000 to De Rigo Refrigeration (formerly Surfrigo Nord S.r.l) for the rental of a building. In 2005, De Rigo Vision expects to make total payments of €65,670 to De Rigo Refrigeration for the rental of this building and other facilities.

THE TENDER OFFER
1.   Terms of the Offer
      Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all ordinary shares and ADSs validly tendered and not properly withdrawn at the expiration of the offer in accordance with the procedures set forth in “THE TENDER OFFER — Withdrawal Rights.” The offer will expire at 5:00 p.m., New York City time, on Friday, September 9, 2005, unless we, in our sole discretion, extend the offer. If we decide, in our sole discretion, to increase the consideration offered in the offer to holders of ordinary shares and ADSs and if, at the time that notice of such change is first published, sent or given to holders of ordinary shares and ADSs in the manner specified below, the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the offer will be extended until the expiration of such period of ten business days. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
      The offer is conditioned upon the satisfaction of the conditions described in “THE TENDER OFFER — Certain Conditions of the Offer” and may be terminated by us without purchasing any ordinary shares or ADSs if certain of these events occur. We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the SEC, to waive any condition to the offer in our sole discretion.
      Subject to applicable rules and regulations of the SEC, we expressly reserve the right (but are not obligated), at any time or from time to time in our sole discretion, to extend the initial offering period of the offer and thereby delay acceptance for payment of, and the payment for, any ordinary shares or ADSs, by giving oral or written notice of such extension to the tender agent and by announcing publicly such extension. There can be no assurance that we will exercise our right to extend the offer. During any extension of the initial offering period (as opposed to a subsequent offering period discussed below), all ordinary shares and ADSs previously tendered and not withdrawn will remain subject to the offer and subject to withdrawal rights. See “THE TENDER OFFER — Withdrawal Rights.”
      We expressly reserve the right (but are not obligated), at any time or from time to time in our sole discretion, to modify or amend the terms and conditions of the offer in any respect.
      We expressly reserve the right in our sole discretion, subject to the applicable rules and regulations of the SEC, at any time or from time to time, to terminate the offer and not accept for payment any ordinary shares or ADSs if any of the conditions to the offer set forth in “THE TENDER OFFER — Certain Conditions of the Offer” have not been satisfied or upon the occurrence of any of these events, by giving oral or written notice of such termination to the tender agent.
      We expressly reserve the right, subject to applicable rules of the SEC, to delay acceptance for payment of ordinary shares and ADSs in order to comply, in whole or in part, with any applicable law (except for such laws that govern general legal compliance) and to delay payment for ordinary shares and ADSs pending receipt of any governmental regulatory approvals. See “THE TENDER OFFER — Certain Conditions of the Offer” and “— Certain Legal Matters.” Our reservation of the right to delay the acceptance of or payment for ordinary shares or ADSs is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return ordinary shares or ADSs tendered by or on behalf of tendering holders promptly after the termination or withdrawal of the offer.
      Any extension, waiver or amendment of the offer or delay in acceptance for payment or payment or termination of the offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the SEC.
      If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will disseminate additional tender offer materials and extend the offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, the tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to holders.
      Pursuant to Rule 14d-11 under the Exchange Act, we may, and we reserve the right to, provide a subsequent offering period of three to 20 business days in length following the acceptance of tendered ordinary shares and ADSs upon expiration of the offer. A subsequent offering period would be an additional period of time, beginning no later than 9:00 a.m., New York City time, on the next business day following the expiration of the offer, during which holders may tender ordinary shares and ADSs not tendered in the offer. A subsequent offering period, if one is provided, is not an extension of the offer, which already will have been completed.
      During a subsequent offering period, tendering holders will not have withdrawal rights and we will promptly purchase and pay for any ordinary shares and ADSs tendered during the subsequent offering period at the same price paid in the offer. Rule 14d-11 provides that we may provide a subsequent offering period so long as, among other things, (a) the initial 20 business day offering period of the offer has expired, (b) we offer the same form and amount of consideration for ordinary shares and ADSs in the subsequent offering period as in the initial offering period of the offer, (c) we immediately accept and promptly pay for all securities tendered during the initial offering period of the offer, (d) we announce the results of the initial offering period of the offer, including the approximate number and percentage of ordinary shares and ADSs tendered in the offer, no later than 9:00 a.m., New York City time, on the next business day after the expiration date and that a subsequent offering period begins immediately upon such announcement and (e) we immediately accept and promptly pay for ordinary shares and ADSs as they are tendered during the subsequent offering period.
      De Rigo has provided us with its list of holders of ordinary shares, and the ADS depositary has provided us with a list of ADR holders and a security position listing for the purpose of disseminating the offer to holders of ordinary shares and ADSs. This document and the related letter of transmittal will be mailed to record holders of ordinary shares and ADSs and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the holder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of ADSs to the extent permitted by applicable law.
2.   Acceptance for Payment and Payment for Ordinary Shares and ADSs
      Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), DR 3 will accept for payment, and after the expiration date will promptly pay for, ordinary shares and ADSs validly tendered and not properly withdrawn.
      In all cases, payment for ordinary shares and ADSs tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the tender agent of (a) certificates evidencing such ordinary shares or ADRs representing such ADSs or confirmation of the book-entry transfer of such ADSs into the tender agent’s account at DTC pursuant to the procedures set forth in “THE TENDER OFFER — Procedure for Tendering Ordinary Shares or ADSs,” (b) a letter of transmittal (or an originally signed facsimile thereof), properly completed and duly executed, with any required medallion signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in “THE TENDER OFFER — Procedure for Tendering

Ordinary Shares or ADSs” below) in lieu of the letter of transmittal) and (c) any other documents required by the letter of transmittal. Holders of ADSs held in the De Rigo Global Buy DIRECT Plan must complete and deliver a letter of transmittal, but need not deliver an ADR. See “THE TENDER OFFER — Procedure for Tendering Ordinary Shares or ADSs.”
      For purposes of the offer, DR 3 will be deemed to have accepted for payment and thereby purchased ordinary shares and ADSs validly tendered and not properly withdrawn if and when DR 3 gives notice to the tender agent of its acceptance for payment of such ADSs pursuant to the offer. Payment for ordinary shares and ADSs accepted for payment pursuant to the offer will be made by deposit of the purchase price therefore with the tender agent, which will act as agent for the tendering holders for purposes of receiving payments from DR 3 and transmitting such payments to the tendering holders. Under no circumstances will we pay interest on the purchase price for ordinary shares or ADSs, regardless of any extension of the offer or any delay in payment for ordinary shares or ADSs.
      If any tendered ordinary shares or ADSs are not accepted for payment pursuant to the terms and conditions of the offer for any reason, or if share certificates or ADRs are submitted for more ordinary shares or ADSs than are tendered, certificates for shares or ADRs representing ADSs which were not purchased will be returned (or new certificates or ADRs representing shares or ADSs not tendered will be sent), without expense to the tendering holder, (or, in the case of ADSs tendered by book-entry transfer into the tender agent’s account at DTC pursuant to the procedures set forth in “THE TENDER OFFER — Procedure for Tendering Ordinary Shares or ADSs,” such ADSs will be credited to an account maintained with DTC), promptly following expiration or termination of the offer.
      If, prior to the expiration date, DR 3 shall increase the consideration offered to holders of ordinary shares or ADSs pursuant to the offer, such increased consideration will be paid to all holders of ordinary shares or ADSs that are purchased pursuant to the offer, whether or not such ordinary shares or ADSs were tendered prior to such increase in consideration.
3.   Procedure for Tendering Ordinary Shares or ADSs
      Valid Tender of Ordinary Shares. To validly tender ordinary shares pursuant to the offer, either (a) a properly completed and duly executed letter of transmittal (or an originally signed facsimile thereof) in accordance with the instructions of the letter of transmittal, with any required medallion signature guarantees, certificates representing the ordinary shares to be tendered and any other documents required by the letter of transmittal, must be received by the tender agent at one of its addresses set forth on the back cover of this document prior to the expiration date or (b) the tendering holder must comply with the guaranteed delivery procedures set forth below.
      Valid Tender of ADSs. To validly tender ADSs pursuant to the offer, either (a) a properly completed and duly executed letter of transmittal (or an originally signed facsimile thereof) in accordance with the instructions of the letter of transmittal, with any required medallion signature guarantees, ADRs representing the ADSs to be tendered and any other documents required by the letter of transmittal, must be received by the tender agent at one of its addresses set forth on the back cover of this document prior to the expiration date, (b) such ADSs must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the tender agent (which confirmation must include an Agent’s Message (as defined below) if the tendering holder has not delivered a letter of transmittal), prior to the expiration date or (c) the tendering holder must comply with the guaranteed delivery procedures set forth below. Holders of ADSs held in the De Rigo Global Buy DIRECT Plan must complete and deliver a letter of transmittal, but need not deliver an ADR. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the tender agent and forming a part of a Book-Entry Confirmation (as defined below), to the effect that DTC has received an express acknowledgment from the participant in DTC tendering the ADSs which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal and that DR 3 may enforce such agreement against the participant.

      Book-Entry Transfer. The tender agent will establish an account with respect to the ADSs at DTC for purposes of the offer within two business days after the date of this document. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of ADSs by causing DTC to transfer such ADSs into the tender agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of ADSs may be effected through book-entry transfer, either the letter of transmittal (or an originally signed facsimile thereof), properly completed and duly executed, together with any required medallion signature guarantees, or an Agent’s Message in lieu of the letter of transmittal, and any other required documents, must, in any case, be transmitted to and received by the tender agent at one of its addresses set forth on the back cover of this document by the expiration date, or the tendering holder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of ADSs into the tender agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” The letter of transmittal, and any other documents required therein, must be transmitted to and received by the tender agent at one of the addresses set forth on the back cover of this document. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the tender agent.
      Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a letter of transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized medallion program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchange Medallion Program (each, an “Eligible Institution”). Medallion guarantees from Eligible Institutions are generally not available outside the United States. If you need and are unable to obtain a medallion guarantee from an Eligible Institution, please contact the Information Agent for instructions. See Instruction 5 of the letter of transmittal. Signatures on a letter of transmittal need not be guaranteed (a) if the letter of transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the ADSs) of ordinary shares or ADSs tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or (b) if such ordinary shares or ADSs are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the letter of transmittal. If the certificates evidencing tendered ordinary shares or ADRs evidencing tendered ADSs are registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made, or certificates evidencing ordinary shares or ADRs evidencing ADSs not tendered or not accepted for payment or if such certificates or ADRs are to be returned, to a person other than the registered owner of the ordinary shares or ADRs surrendered, then the tendered certificates or ADRs must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers medallion guaranteed as described above.
      Guaranteed Delivery. A holder who desires to tender ordinary shares or ADSs pursuant to the offer and whose share certificates representing such ordinary shares or ADRs representing such ADSs are not immediately available, or who cannot deliver the shares certificates or ADRs and all other required documents to the tender agent prior to the expiration date or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such ordinary shares or ADSs by satisfying all of the requirements set forth below:

(a)	such tender is made by or through an Eligible Institution;

(b)	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by DR 3, is received by the tender agent (as provided below) prior to the expiration date; and

(c)	the share certificates or ADRs for all tendered ordinary shares or ADSs, in proper form for transfer (or a Book-Entry Confirmation with respect to all such ADSs), together with a properly completed and duly executed letter of transmittal (or an originally signed facsimile thereof), with any required medallion signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the letter of transmittal), and any other required documents, are received by the tender agent within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NYSE is open for business.

      The Notice of Guaranteed Delivery may be delivered by hand to the tender agent or transmitted by facsimile transmission or mail to the tender agent and must include a medallion guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. See “— Signature Guarantees and Stock Powers” above and Instruction 1 of the letter of transmittal.
      The method of delivery of ordinary shares or ADSs, the letter of transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when such documents are actually received by the tender agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.
      Other Requirements. Notwithstanding any provision hereof, payment for ordinary shares and ADSs accepted for payment pursuant to the offer will in all cases be made only after timely receipt by the tender agent of (a) the certificates representing such ordinary shares or the ADRs representing (or a timely Book-Entry Confirmation with respect to) such ADSs, (b) a letter of transmittal (or an originally signed facsimile thereof), properly completed and duly executed, with any required medallion signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the letter of transmittal) and (c) any other documents required by the letter of transmittal. Accordingly, tendering holders may be paid at different times depending upon when the share certificates, ADRs or Book-Entry Confirmations with respect to ADSs are actually received by the tender agent. Under no circumstances will we pay interest on the purchase price of the ordinary shares or ADSs, regardless of any extension of the offer or any delay in making such payment.
      Binding Agreement. The acceptance for payment by DR 3 of ordinary shares and ADSs tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering holder and DR 3 upon the terms and subject to the conditions of the offer.
      Appointment as Proxy. By executing and delivering a letter of transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message, in lieu of a letter of transmittal), the tendering holder irrevocably appoints designees of DR 3 as such holder’s proxies, each with full power of substitution, to the full extent of such holder’s rights with respect to the ordinary shares or ADSs tendered by such holder and accepted for payment by DR 3 and with respect to any and all other ordinary shares or ADSs or other securities issued or issuable in respect of such ordinary shares or ADSs on or after the date hereof. All such proxies and powers of attorney will be considered coupled with an interest in the tendered ordinary shares or ADSs. Such appointment is effective when, and only to the extent that, DR 3 accepts for payment ordinary shares or ADSs tendered by such holder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such holder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). DR 3’s designees will, with respect to the ADSs or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such holder as they, in their sole discretion, may deem proper in connection with any annual, special, adjourned or postponed meeting of shareholders, by written consent in lieu of any such meeting or otherwise. DR 3 reserves the right to require that, in order for ordinary shares or ADSs to be deemed validly tendered, immediately upon DR 3’s payment for such ordinary shares or ADSs, DR 3 must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such ordinary shares or ADSs, including voting at any meeting of shareholders.
      Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of ordinary shares or ADSs will be determined by DR 3 in its sole and absolute discretion, which determination will be final and binding. DR 3 reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of DR 3, be unlawful. DR 3 also reserves the absolute right to waive any defect or irregularity in the tender of any ordinary shares or ADSs of any particular holder whether or not similar defects or irregularities are waived in the case of any other holder. No tender of ordinary shares or ADSs will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of De Rigo Holding, the De Rigo brothers, or DR 3, any of their respective affiliates or assigns, the tender agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. DR 3’s interpretation of the terms and conditions of the offer (including the related letter of transmittal and the instructions thereto and any other documents related to the offer) will be final and binding.
4.   Withdrawal Rights
      Except as otherwise provided in this section, tenders of ordinary shares and ADSs pursuant to the offer are irrevocable, except that ordinary shares and ADSs tendered pursuant to the offer may be withdrawn at any time on or prior to the expiration date and, unless theretofore accepted for payment by DR 3 pursuant to the offer, may also be withdrawn at any time after October 2, 2005.
      For a withdrawal of ordinary shares or ADSs to be effective, a signed notice of withdrawal must be timely received by the tender agent at one of its addresses set forth on the back cover of this document. Any notice of withdrawal must specify the name of the person having tendered the ordinary shares or ADSs to be withdrawn, the number of ordinary shares or ADSs to be withdrawn and the name of the record holder of the ordinary shares or ADRs representing the ADSs to be withdrawn, if different from that of the person who tendered such ordinary shares or ADSs. The signature(s) on the notice of withdrawal must be medallion guaranteed by an Eligible Institution only if the original letter of transmittal required a medallion signature guarantee. If ADSs have been tendered pursuant to the procedures for book-entry transfer as set forth in “THE TENDER OFFER — Procedure for Tendering Ordinary Shares or ADSs,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn ADSs. If certificates representing ordinary shares or ADRs representing the ADSs to be withdrawn have been delivered or otherwise identified to the tender agent, the name of the registered owner and the serial numbers shown on such certificates or ADRs must also be furnished to the tender agent as aforesaid prior to the physical release of such certificates.
      All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by DR 3, in its sole and absolute discretion, which determination will be final and binding. No withdrawal of ordinary shares or ADSs will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of De Rigo Holding, the De Rigo brothers, or DR 3, any of their respective affiliates or assigns, the tender agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of ordinary shares or ADSs may not be rescinded, and any ordinary shares or ADSs properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn ordinary shares and ADSs may be re-tendered by following one of the procedures for tendering ordinary shares and ADSs described in “THE TENDER OFFER — Procedure for Tendering Ordinary Shares or ADSs” at any time prior to the expiration date.
      If DR 3 extends the offer, is delayed in its acceptance for payment of ordinary shares or ADSs or is unable to accept for payment ordinary shares or ADSs pursuant to the offer for any reason, then, without prejudice to DR 3’s rights under this offer, the tender agent may, nevertheless, on behalf of DR 3, retain tendered ordinary shares and ADSs, and such ordinary shares and ADSs may not be withdrawn except to the extent that tendering holders are entitled to withdrawal rights as set forth in this section.
      In the event DR 3 provides a subsequent offering period following the offer, no withdrawal rights will apply to ordinary shares or ADSs tendered during such subsequent offering period or to ordinary shares and ADSs tendered in the offer and accepted for payment.

5.	Certain Tax Consequences of the Offer
Holders of Ordinary Shares or ADSs
      The following is a summary of certain U.S. federal and Italian tax consequences to holders of ordinary shares or ADSs upon the tender of ordinary shares or ADSs for cash pursuant to the offer. This summary does not purport to be a comprehensive description of all the tax consequences that may be relevant to a decision to tender ordinary shares and ADSs in the offer. In particular, this summary deals only with beneficial owners of ordinary shares or ADSs as capital assets and does not address the tax treatment of beneficial owners who may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies or dealers in securities or currencies, or persons that hold ordinary shares or ADSs as a position in a “straddle” for tax purposes or as part of a “constructive sale” or a “conversion” transaction or other integrated investment comprised of ordinary shares or ADSs and one or more other investments or persons related to DR 3, De Rigo Holding or its direct and indirect shareholders. The summary does not discuss the treatment of the sale of ordinary shares or ADSs that are held in connection with a permanent establishment through which a non-resident beneficial owner carries on business or performs personal services in Italy.
      This summary is based upon tax laws and practice of the United States and Italy as in effect on the date hereof and all of which are subject to differing interpretations and/or change, possibly with retroactive effect. Holders of ordinary shares or ADSs should consult their own advisors as to the U.S., Italian or other tax consequences of the sale of the ordinary shares or ADSs in the offer, including, in particular, the effect of any state, local or other national tax laws.
      For purposes of the summary, beneficial owners of ordinary shares or ADSs who are considered residents of the United States for purposes of the current income tax convention between the United States and Italy (the “Income Tax Convention”), and are not subject to an anti-treaty shopping provision that applies in limited circumstances, are referred to as “U.S. holders.” Beneficial owners who are citizens or residents of the United States, corporations organized under U.S. law, and U.S. partnerships, estates or trusts (to the extent their income is subject to U.S. tax either directly or in the hands of partners or beneficiaries) generally will be considered to be residents of the United States under the Income Tax Convention. Special rules apply to U.S. holders that are also residents of Italy.
      For purposes of the Income Tax Convention and the United States Internal Revenue Code of 1986, beneficial owners of ADRs evidencing ADSs will be treated as the beneficial owners of the ordinary shares represented by those ADSs. Unless otherwise stated, this summary assumes that a U.S. holder is eligible for the benefits of the Income Tax Convention.

Certain U.S. Income Tax Consequences
     The Exchange
      The exchange of ordinary shares or ADSs for cash pursuant to the offer generally will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash for ordinary shares or ADSs pursuant to the offer will recognize gain or loss, if any, equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in the ordinary shares or ADSs. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. holder’s holding period for the ordinary shares or ADSs is more than one year at the time of the exchange of such U.S. holder’s ordinary shares or ADSs for cash. Long-term capital gains recognized by an individual U.S. holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.
     Backup Withholding Tax and Information Reporting
      Payments to U.S. holders made pursuant to the offer will be subject to information reporting and U.S. federal backup withholding tax unless (i) the U.S. holder furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing an IRS Form W-9) or (ii) the U.S. holder is otherwise exempt from backup withholding. Any amounts so withheld may be credited against the U.S. holder’s U.S. federal income tax liability. Holders that are not U.S. persons may have to comply with certification procedures to establish non-U.S. status in order to avoid information reporting and backup withholding tax requirements.

Certain Italian Tax Consequences

Capital Gains and Losses
      The sale of ordinary shares or ADSs pursuant to the offer is a taxable event for Italian tax purposes.
      Capital gains and losses are equal to the difference between the consideration received upon sale and the tax basis in the ordinary shares or ADSs sold, which is generally equal to the purchase price, increased by any expenses borne in connection with the purchase, other than interest expense. Capital gains and losses are computed on a LIFO basis.
      Capital gains realized by holders not resident in Italy on the disposal of a “qualified” shareholding held as a capital asset and not in connection with a permanent establishment through which such shareholders carry on or perform business services in Italy are subject to Italian personal or corporate income tax, for an amount equal to 40% of the overall gain. Losses can be offset against taxable gains for a corresponding amount and, if in excess, can be carried forward for up to four years. A “qualified” shareholding is constituted by ordinary shares or ADSs and/or rights representing more than 5% of a listed company’s total share capital or more than 2% of its share capital voting at an ordinary shareholders meeting. A disposal of a “qualified” shareholding occurs if in any 12-month period immediately following the date when a shareholding meets one of the thresholds illustrated above, the shareholder engages in disposals of ordinary shares or ADSs that, individually or in aggregate, constitute a “qualified” shareholding. The taxable gain realized by a non-resident shareholder who is an individual would be subject to progressive personal income tax rates (currently, the marginal tax rate is equal to 43%, plus a surcharge generally of up to 1.9%, depending on the municipality in which such non-resident shareholder earns the highest Italian-source income). The taxable gain realized by a non-resident corporate shareholder would be subject to corporate income tax, currently levied at a rate of 33%.
      Generally, a capital gains tax, levied at a rate of 12.5%, is imposed on gains realized upon the transfer or sale of “non-qualified” shareholdings whether held within or outside Italy. A “non-qualified” shareholding is constituted by an interest in De Rigo that does not reach the thresholds described above. However, under Italian law, an exemption applies to gains realized on the disposal of “non-qualified” shareholdings in an Italian company the shares of which are listed on a regulated market, such as De Rigo, even when such shareholdings are held in Italy.
      Furthermore, pursuant to the Income Tax Convention, a U.S. holder will not be subject to Italian tax on any capital gains unless such U.S. holder has a permanent establishment in Italy to which ordinary shares or ADSs are effectively connected. To this end, U.S. holders that sell ordinary shares or ADSs and claim benefits under the Income Tax Convention may be required to produce appropriate documentation establishing that the above mentioned conditions of non-taxability of the capital gains pursuant to the Convention have been satisfied. Other countries have executed income tax conventions with Italy providing for similar treatment of Italian tax on capital gains.
     Transfer Tax
      The tender of ADSs or ordinary shares pursuant to the offer would trigger an Italian transfer tax (tassa sui contratti di borsa) amounting to €0.072 for every €51.65 or portion of €51.65 (or $0.087 for every $62.65 or portion thereof at the July 29, 2005 Noon Buying Rate of $1.2129 = €1.00) of the purchase price paid. No transfer tax would be due in connection with any individual transfer and sale of ADSs or ordinary shares triggering the payment of a consideration not exceeding €206.58 (or $250.56 at the July 29, 2005 Noon Buying Rate). For Italian tax purposes, U.S. dollar amounts shall be converted into Euros according to the exchange rate on the date of purchase of ADSs or ordinary shares tendered in the offer.

      Except as otherwise provided in Instruction 6 of the letter of transmittal, DR 3 will bear the cost of, and pay, any such transfer tax due in connection with the transfer and sale of ADSs or ordinary shares pursuant to the offer.
De Rigo Holding, DR 3 and De Rigo
      The exchange of cash for ordinary shares or ADSs pursuant to the offer will not result in any material U.S. federal income tax consequences for any of De Rigo Holding, DR 3 or De Rigo.

6.	Price Range of Ordinary Shares and ADSs; Dividends
      There is no public market for ordinary shares of De Rigo. Other than as described in “SPECIAL FACTORS — Positions of DR 3, De Rigo Holding and the De Rigo Brothers Regarding Fairness of the Offer,” we have no information of any purchases or sales of ordinary shares or the terms thereof during the last two years.
      De Rigo’s ADSs are traded on the NYSE under the symbol “DER.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per ADS on the NYSE as reported by the NYSE:

Year Ended December 31,	High	Low

2003:
First Quarter	$4.20	$3.20
Second Quarter	$3.93	$3.15
Third Quarter	$4.35	$3.48
Fourth Quarter	$5.50	$4.10
2004:
First Quarter	$5.99	$4.65
Second Quarter	$6.38	$5.34
Third Quarter	$7.50	$6.00
Fourth Quarter	$7.90	$6.62
2005:
First Quarter	$8.49	$6.50
Second Quarter	$7.55	$6.06
Third Quarter (through August 3, 2005)	$7.15	$6.66
      On August 3, 2005, the last full trading day prior to the commencement of the offer, the reported closing sales price per ADS on the NYSE was $7.01. Holders are urged to obtain a current market quotation for the ADSs.
      De Rigo did not pay any dividends on its ordinary shares or ADSs in respect of fiscal years ended December 31, 2004 and 2003, and has not paid any dividends during 2005.

7.	Possible Effects of the Offer on the Market for Ordinary Shares and ADSs; NYSE Listing; Deposit Agreement; Exchange Act Registration and Margin Regulations
      Possible Effects of the Offer on the Market for Ordinary Shares and ADSs. The purchase of ordinary shares and ADSs pursuant to the offer will reduce the number of ADSs that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining ordinary shares and ADSs held by the public. The purchase of ordinary shares and ADSs pursuant to the offer can also be expected to reduce the number of holders of ordinary shares and ADSs. As discussed below, we intend to cause De Rigo to delist the ADSs and to terminate the deposit agreement.
      NYSE Listing. According to the NYSE’s published guidelines, De Rigo may voluntarily withdraw its ADSs from listing on the NYSE following approval by De Rigo’s Board. To delist voluntarily, De Rigo will also have to comply with (i) the SEC’s rules issued under Section 12(b) of the Exchange Act, which include the filing of an application with the SEC, following which the SEC will publish a notice and accept comments relating to the proposed delisting, and (ii) any corporate approvals required under Italian corporate law. We intend to cause De Rigo to apply for delisting of the ADSs after completion of the offer.
      If the ADSs are delisted, the market for ADSs would be adversely affected.
      Termination of the Deposit Agreement. The ADS depositary is obligated to terminate the deposit agreement at any time at the direction of De Rigo by mailing notice of termination to the holders of ADSs then outstanding at least 30 days prior to the termination date fixed in such notice. Following the completion of the offer, we intend to cause De Rigo to instruct the ADS depositary to terminate the deposit agreement.
      On and after the date of termination, holders of ADSs will be entitled to delivery of ordinary shares and any other deposited securities represented by the ADSs surrendered upon (a) surrender of such ADSs at the Corporate Trust Office of the ADS depositary, (b) payment of the fee of the ADS depositary for the surrender of such ADSs and (c) payment of any applicable taxes or governmental charges. If any ADSs remain outstanding after the date of termination, the ADS depositary will discontinue the registration of transfers of ADSs, will suspend the distribution of dividends to the holders thereof, and will not give any further notices or perform any further acts under the deposit agreement, except (a) collecting dividends and other distributions pertaining to the deposited securities, if any, (b) selling rights, if any, as provided in the deposit agreement and (c) delivering ordinary shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for ADSs surrendered to the ADS depositary (after deduction of the fee of the ADS depositary for the surrender of ADSs, any expenses for the account of the holder of ADSs and any applicable taxes or government charges). At any time after the expiration of one year from the date of termination, the ADS depositary may sell any remaining ordinary shares and will hold uninvested the proceeds of any such sale, as well as any other cash it is holding under the agreement for the pro rata benefit of the holders of ADSs which have not theretofore been surrendered and shall have no liability for interest with respect to such proceeds. The ADS depositary’s only obligation will then be to account for the proceeds of the sale and other cash (after deduction of the fee of the ADS depositary for the surrender of ADSs, expenses for the account of the holder of ADSs, and any applicable taxes or government charges). After termination, De Rigo’s only obligation under the deposit agreement will be with respect to indemnification and to pay certain amounts to the ADS depositary. The ADS depositary has advised DR 3 that its general policy is to sell the ordinary shares or any securities received in exchange for such ordinary shares following the expiration of the one year period from the termination of a deposit agreement subject to review of each situation on a case by case basis. Since there is no public market for ordinary shares, and we do not intend to take steps to create such a market, the ADS depositary will be limited in its ability to sell the ordinary shares following a termination of the deposit agreement. Given the lack of a trading market for the ordinary shares, it is not clear at what price the ordinary shares would be sold. We may purchase ordinary shares from the ADS depositary in such circumstances.
      The sale of ordinary shares must comply with the procedures set forth in the Italian Civil Code. Under Section 2022 of the Italian Civil Code, the transfer of a share certificate of a stock corporation is effected by entering the name of the transferee on the share certificate and on the company’s share register, or through the issuance of a new share certificate in the name of the new holder, which is also noted in the register. Section 2022 also prescribes certain documentary formalities to properly transfer a share certificate. Under Section 2023 of the Italian Civil Code, unless otherwise provided by law, a share certificate may also be transferred by an endorsement authenticated by a notary or stock exchange broker so long as the formalities of Section 2023 are followed.
      If the deposit agreement is terminated, holders of ADSs may (a) surrender the ADRs evidencing ADSs to the ADS depositary in exchange for the ordinary shares underlying such ADSs or (b) not take any action, in which case the ADS depositary would likely sell the ordinary shares after one year as described above.
      Exchange Act Registration. The ADSs and the ordinary shares underlying the ADSs are currently registered under the Exchange Act. The purchase of the ADSs pursuant to the offer may result in the ADSs and the ordinary shares underlying the ADSs becoming eligible for deregistration under the Exchange Act. Registration of the ADSs and the ordinary shares underlying the ADSs may be terminated by De Rigo upon application to the SEC if the outstanding ADSs are not listed on a “national securities exchange” and there are fewer than 300 U.S. holders of ADSs and ordinary shares.
      Termination of registration of the ADSs and of the ordinary shares underlying the ADSs under the Exchange Act would reduce the information required to be furnished by De Rigo to holders of its securities and to the SEC and would make certain provisions of the Exchange Act, such as the requirement of furnishing annual reports to security holders, no longer applicable with respect to De Rigo. In addition, if the ordinary shares and ADSs are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to De Rigo. Furthermore, the ability of “affiliates” of De Rigo and persons holding “restricted securities” of De Rigo to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the ordinary shares and ADSs under the Exchange Act were terminated, the ordinary shares and ADSs would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing or reporting on Nasdaq.
      We intend to cause De Rigo to apply for termination of the registration of the ADSs and the ordinary shares after consummation of the offer if the requirements for termination of registration are met.
      Margin Regulations. The ordinary shares and ADSs are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which classification has the effect, among other things, of allowing brokers to extend credit using such ordinary shares and ADSs as collateral. Depending upon factors similar to those described above regarding market quotations, the ordinary shares and ADSs might no longer constitute “margin securities” for the purposes of the margin regulations, in which event the ordinary shares and ADSs would be ineligible as collateral for margin loans made by brokers.
8.   Certain Information Concerning De Rigo
      General. Except as otherwise set forth herein, the information concerning De Rigo contained in this document has been furnished by De Rigo or taken from or based upon publicly available documents and records on file with the SEC and other public sources. None of the dealer manager, the information agent or the tender agent assumes responsibility for the accuracy or completeness of the information concerning De Rigo contained in such documents and records or for any failure by De Rigo to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to us or any of our respective affiliates and assigns, the dealer manager, the information agent or the tender agent, except to the extent imposed by law.
      De Rigo S.p.A. is a società per azioni (stock corporation) organized under the laws of the Republic of Italy with its principal executive offices located at Zona Industriale Villanova, No. 12, 32013 Longarone (BL), Italy. The telephone number of De Rigo’s principal executive offices is +39 0437 77 77.
      De Rigo was founded in 1978 as a società a responsabilità limitata, or a limited liability company, in Limana, Italy. Initially, De Rigo operated as a third party contractor for the production of sunglasses, prescription eyeglass frames and eyeglass components. In the early 1980s, De Rigo began to produce its own lines of sunglasses, and, within a few years, became one of the leading Italian producers of sunglasses in the mid- to premium-price categories. In 1992, De Rigo merged with Argosol S.r.l., another manufacturer of sunglasses and prescription eyeglass frames, wholly owned by the De Rigo brothers. By the early 1990s, De Rigo began to produce sunglasses and eyeglass frames under brand names licensed by renowned fashion houses and became one of the world’s leading producers of sunglasses in the mid- to premium-price categories. As a result of the acquisition of Dolland & Aitchison in late 1998 and General Optica in early 2000, De Rigo is now one of the largest optical retailers in Europe.
      In early 1995, De Rigo was converted into a società per azioni. Under its current Statuto, or by-laws, De Rigo has a duration of 25 years, expiring on December 31, 2020.

      Securities. As of June 1, 2005, a total of 44,934,976 ordinary shares of De Rigo were issued, including 9,734,916 ordinary shares represented by an equal number of ADSs, and a total of 42,486,776 ordinary shares were issued and outstanding, including 9,511,716 ordinary shares represented by an equal number of ADSs. As of June 1, 2005, a total of 2,448,200 ordinary shares, including 223,200 ordinary shares represented by an equal number of ADSs, were owned by De Rigo and not considered to be outstanding as of such date, having been repurchased as part of De Rigo’s authorized buy-back program.
      Historical Financial Data. The table below sets forth certain selected consolidated financial information relating to De Rigo and its subsidiaries as of December 31, 2004 and 2003 and for each of the two years then ended.
      De Rigo’s and its subsidiaries’ financial information set forth below was excerpted from the 2004 Form 20-F and, according to the 2004 Form 20-F, was prepared in accordance with accounting principles prescribed by Italian law and supplemented by the accounting principles issued by the Italian Accounting Profession or, in the absence thereof, the International Accounting Standards Committee (collectively “Italian GAAP”). As described in Note 19 to the audited consolidated financial statements included in Item 18 of the 2004 Form 20-F, Italian GAAP differs in certain significant respects from U.S. GAAP. A summary of the principal differences between U.S. GAAP and Italian GAAP as they apply to such financial statements and the necessary adjustments to reconcile Italian GAAP net income, assets and shareholders’ equity to U.S. GAAP net income, assets and shareholders’ equity is set forth in the 2004 Form 20-F and is incorporated herein by reference to such report.

	Year Ended/At December 31,

	2003(2)	2004	2004

			(thousands of
	(thousands of euros, except		dollars, except as
	as indicated)		indicated)(1)
INCOME STATEMENT DATA
Amounts in accordance with Italian GAAP:
Net sales	€504,801	€514,384	$696,373
Cost of sales	202,040	198,900	269,271
Gross profit	302,761	315,484	427,102
Operating expenses	277,907	286,659	388,079
Income (loss) from operations	24,854	28,825	39,023
Income before income taxes	37,838	27,649	37,431
Income taxes	14,935	12,737	17,243
Net income(2)	18,478	14,478	19,600
Number of shares and ADS outstanding(3)	44,491,055	42,486,776	42,486,776
Weighted average number of shares and ADS(3)	44,618,230	43,503,858	43,503,858
Net income per Ordinary Share and ADS(2)(4)	€0.42	€0.34	$0.46
Dividends per Ordinary Share and ADS(4)	—	—	—
Amounts in accordance with U.S. GAAP:
Net sales	€504,801	€514,384	$696,373
Net sales from continuing operations	485,192	514,384	696,373
Net income (loss)	24,250	23,039	31,190
Net income (loss) from continuing operations	16,486	23,039	31,190
Diluted number of shares and ADS(3)	45,223,599	44,112,010	44,112,010
Net income per Ordinary Share	€0.54	€0.54	$0.73
Basic earnings per Ordinary Share and per ADS from continuing operations	€0.37	€0.53	$0.72
Diluted earnings per Ordinary Share and per ADS from continuing operations	€0.37	€0.52	$0.71
Dividends per Ordinary Share and ADS	—	—	—

	Year Ended/At December 31,

	2003(2)	2004	2004

			(thousands of
	(thousands of euros, except		dollars, except as
	as indicated)		indicated)(1)
BALANCE SHEET DATA
Amounts in accordance with Italian GAAP:
Total current assets	€156,349	€159,483	$215,908
Property, plant and equipment, net	109,083	108,176	146,449
Total assets	376,887	394,564	534,161
Total current liabilities	123,838	125,637	170,087
Long-term debt, less current portion	497	341	462
Total shareholders’ equity	226,884	241,409	326,820
Capital stock	11,626	11,683	15,816
Amounts in accordance with U.S. GAAP:
Total assets	€392,076	€403,569	$546,352
Total current liabilities	123,838	125,637	170,087
Total shareholders’ equity	221,744	235,190	318,400

(1)	The translation of Euros into dollars was made at the rate of $1.3538 = €1.00, the Noon Buying Rate on December 31, 2004.

(2)	Certain amounts in De Rigo’s audited consolidated financial statements for the fiscal year ended December 31, 2003 have been reclassified to conform with the presentation of these amounts in De Rigo’s audited consolidated financial statements for the fiscal year ended December 31, 2004. See Note 2 to the audited consolidated financial statements included in Item 18 of the 2004 Form 20-F.

(3)	Number of Ordinary Shares/ADSs.

(4)	Euros/Dollars per Ordinary Share/ADS.
     De Rigo’s ratios of earnings to fixed charges for the years ended December 31, 2004 and 2003 were 25.40 and 18.52, respectively.
      De Rigo’s book value per share as of December 31, 2004 was €5.68 (or $6.89 at the Noon Buying Rate on July 29, 2005 of $1.2129 = €1.00).
      More comprehensive financial information is included in the 2004 Form 20-F (including “Item 5. Operating and Financial Review and Prospects”) and other documents filed by De Rigo with the SEC. We incorporate by reference the financial information included in Item 18 of the 2004 Form 20-F. The summary above is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth in “— Available Information” below.
      Recent Developments. In a press release that was filed with the SEC on Form 6-K on July 29, 2005, De Rigo reported its unaudited Italian GAAP sales results for the first half of 2005, which are summarized below.
      Consolidated net sales were €267.5 million, a decrease of 3.0% from the €275.9 million posted in the first six months of 2004. Sales of the wholesale and manufacturing segment totaled €79.4 million, a decrease of 4.1% from the €82.8 million recorded in the first half of 2004. Sales through De Rigo’s two retail companies amounted to €195.0 million, a decrease of 1.9% from the €198.7 million recorded in the first half of 2004. General Optica’s sales increased by 4.3% to €74.5 million from €71.4 million in the first six months of 2004, while Dollond & Aitchison recorded sales of €120.5 million, a decrease of 5.3% as compared with the same period last year.
      De Rigo’s consolidated net sales by geographic area for the first half of 2005 were as follows: net sales in Europe amounted to €238.0 million, a decrease of 3.8%, primarily as a result of lower sales through the retail companies and a decline in wholesale sales in certain markets. Net sales in the Rest of the World increased by 5.0% to €25.4 million, reflecting positive results in certain Far Eastern markets. Net sales in the Americas amounted to €4.1 million, a decrease of 6.8%, primarily as a result of lower sales in the U.S. market.
      Financial Projections. From time to time, De Rigo’s management prepares internal financial projections, including annual budgets, regarding its anticipated operations for future years. We have included in this document three sets of projected financial data relating to De Rigo:

•	data included in De Rigo’s business plan for 2005-2007 prepared in 2004, containing the budgeted numbers for 2005 and projections for 2006 and 2007;

•	data included in De Rigo’s revised annual budget for 2005; and

•	revised projections for 2006 and 2007 prepared by us in connection with our preparation for the offer.
      We have included this information because it was available to us and because we believe it may be material to a holder of ordinary shares or ADSs in determining whether to tender securities pursuant to the offer. These projections should be read together with the historical summary financial data of De Rigo set forth above and the more comprehensive historical financial statements of De Rigo, which may be obtained in the manner described below under “Available Information.” Each set of projected financial data is discussed below.
      Business Plan 2005-2007. The following is excerpted from the business plan for 2005-2007 prepared by management for De Rigo in 2004, which has been provided to certain members of De Rigo’s Board of Directors, including Mr. Ennio De Rigo, Mr. Walter De Rigo, Mr. Maurizio Dessolis and Mr. Massimo De Rigo. As described below, we do not believe this data should be considered as having continuing value.
Business Plan 2005-2007
(in thousands of euros)

	Budget	Projected	Projected
	2005	2006	2007

Net Sales	541,076	572,316	601,524
Capital Expenditures	33,402	29,194	24,405
EBITDA	65,365	68,085	72,734
EBIT	39,031	39,292	42,250
Net Income	20,398	20,849	22,883
      Revised Annual Budget for 2005. In June 2005, in light of De Rigo’s initial results for the first part of 2005, De Rigo’s management revised De Rigo’s annual budget for 2005 and provided it to certain members of De Rigo’s Board of Directors, including Mr. Ennio De Rigo, Mr. Maurizio Dessolis and Mr. Massimo De Rigo. The following is excerpted from the revised budget prepared by De Rigo’s management.
Revised Annual Budget 2005
(in thousands of euros)

Revised Budget 2005

Net Sales	512,542
Capital Expenditures	30,681
EBITDA	54,409
EBIT	29,547
Net Income	16,232
      Revised Projections for 2006-2007. In light of the revisions to the annual budget for 2005, we do not believe that the financial projections for 2006 and 2007 included in the business plan prepared in 2004 and shown above should be relied upon as having continuing value. As a result, in connection with our preparation for this offer, and our discussions with prospective lenders, we prepared revised projections for 2006 and 2007. These revised projections use management’s revised annual budget for 2005 as the base, and mathematically project results for 2006 and 2007 using the same assumptions as had been used by De Rigo management in preparing the projections for 2006 and 2007 included in the business plan. The following table shows the revised projections for the items included in the tables above.
Revised Projections for 2006-2007
(in thousands of euros)

	Revised Projected	Revised Projected
	2006	2007

Net Sales	543,662	571,584
Capital Expenditures	29,194	24,405
EBITDA	58,150	61,472
EBIT	31,416	33,476
Net Income	17,613	19,155
      These financial projections were not prepared with a view toward public disclosure, and investors should not unduly rely on such projections. The projections are not being included in this document to influence your decision whether to tender your ordinary shares or ADSs in the offer, but because these projections were available to us. Except as noted above with regard to the revised projections for 2006-2007, which were prepared by and are the responsibility of DR 3, these financial projections were prepared by De Rigo’s management. These were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control or the control of De Rigo’s management. In particular, the projections may be affected by De Rigo’s ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond our or De Rigo’s control. The projections also reflect assumptions as to certain business decisions that are subject to change. Accordingly, actual results are likely to vary significantly from those set forth in these projections. In addition, these projections were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or generally accepted accounting principles in Italy or the United States. Neither we nor any of our directors, advisors, agents, representatives or independent consultants nor De Rigo or De Rigo’s Board of Directors, advisors, agents, representatives or independent consultants can give you any assurance that actual results will not differ materially from these projections, nor do we assume any obligation to update or revise these projections. Neither De Rigo nor we intend to make publicly available any update or other revisions to any of the projections to reflect circumstances existing after the date of preparation of the projections or the occurrence of unanticipated events, even if experience or future changes in assumed conditions make it clear that the projections are inaccurate. The inclusion of these projections in this document should not be regarded as a representation by De Rigo, us or any other person that the projected results will be achieved.
      Except as noted above, the prospective financial information included in this document has been prepared by, and is in the responsibility of, De Rigo’s management. De Rigo’s independent registered public accounting firm has neither examined nor compiled the accompanying prospective financial information and, accordingly, De Rigo’s independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto.
      Legal Proceedings. De Rigo is a defendant in a number of legal proceedings incidental to its business activities. De Rigo’s pending legal proceedings include various civil and administrative claims and disputes relating to the termination of distributorship agreements, trademarks, tax issues and other matters that arise in the normal course of De Rigo’s business. De Rigo has established a reserve for litigation and other contingent liabilities in cases in which it considers it probable that a claim will be resolved unfavorably and where De Rigo can reasonably estimate the potential loss involved. However, De Rigo is not able to predict the ultimate outcome of any of the claims against it, and any material damages or other costs imposed on it may be in excess of its existing reserves. Unfavorable outcomes could also require De Rigo to make changes in its operations and/or incur additional expenses, which could affect its future profitability.
      Available Information. De Rigo is subject to the information and reporting requirements of the Exchange Act applicable to foreign private issuers and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information should be available for inspection at the public reference room at the SEC’s office at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains some of the reports and other information about issuers, such as De Rigo, which file electronically with the SEC. The address of that site is http://www.sec.gov. Such information should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, NY 10005.
9.   Certain Information Concerning DR 3, De Rigo Holding and the De Rigo Brothers
      DR 3 S.r.l. DR 3, a wholly-owned subsidiary of De Rigo Holding, is an Italian limited liability company formed for the purposes of making this offer and, to date, has engaged in no activities other than those incidental to its formation and to the offer. The principal executive offices of DR 3 are at 450 Herengracht, 1017 C.A. Amsterdam, the Netherlands. The telephone number at DR 3’s principal executive offices is +31 2054 08989.
      The directors and executive officers of DR 3 are Mr. Ennio De Rigo, Mr. Maurizio Dessolis and Mr. Massimo De Rigo.
      De Rigo Holding B.V. De Rigo Holding is a Dutch limited liability company that is wholly owned by the De Rigo brothers. The De Rigo brothers established De Rigo Holding to hold and manage their interests in De Rigo and to make investments in other industrial sectors in which they participate. The principal executive offices of De Rigo Holding are at 450 Herengracht, 1017 C.A. Amsterdam, the Netherlands. The telephone number at De Rigo Holding’s principal executive offices is +31 2054 08989.
      The directors and executive officers of De Rigo Holding are Mr. Ennio De Rigo, Mr. Walter De Rigo, Mr. Maurizio Dessolis, Mr. Colin Longhurst and Deutsche International Trust Company N.V.
      Ennio De Rigo. Mr. Ennio De Rigo, an Italian citizen, owns 50% of De Rigo Holding and is a Managing Director. Mr. Ennio De Rigo is also a Managing Director of DR 3. He has been Chief Executive Officer of De Rigo since 1980 and Chairman of De Rigo’s Board of Directors since March 1995. From 1980 to March 1995, he held the position of Director of De Rigo. Mr. Ennio De Rigo’s business address is Zona Industriale Villanova, 32013 Longarone (BL), Italy. The telephone number at Mr. Ennio De Rigo’s business address is +39 0437 7777.
      Walter De Rigo. Mr. Walter De Rigo, an Italian citizen, owns 50% of De Rigo Holding and is a director. Mr. Walter De Rigo has been a Director of De Rigo since 1995. He is, and for more than five years has been, Chairman of the Board and Chief Executive Officer of De Rigo Refrigeration, a manufacturer of commercial refrigerators wholly owned by the De Rigo brothers, and is a Director of Impresa Edile F.lli De Rigo S.r.l., a construction company he wholly owns. From May 2000 through June 2001, he served as President of the Associazione degli Industriali della Provincia di Belluno, the industrial association for the province of Belluno. In June 2001, Mr. Walter De Rigo was elected to the Italian Senate. Mr. Walter De Rigo’s business address is De Rigo Refrigeration S.r.l., Via Cavassico Inferiore, 1, 32028 Trichiana (BL), Italy. The telephone number at Mr. Walter De Rigo’s business address is +39 0437 5591.
      Maurizio Dessolis. Mr. Maurizio Dessolis, an Italian citizen, is a Managing Director of DR 3 and a Managing Director of De Rigo Holding. Mr. Dessolis has been Chief Financial Officer of De Rigo since March 1993 and was elected as a member of the Board of Directors of De Rigo and one of its Vice-

Chairmen in May 2004. Mr. Dessolis’s business address is Zona Industriale Villanova, 32013 Longarone (BL), Italy. The telephone number at Mr. Dessolis’s business address is +39 0437 7777.
      Massimo De Rigo. Mr. Massimo De Rigo, an Italian citizen, is a Managing Director of DR 3. Mr. Massimo De Rigo has been the Head of the Design Department of De Rigo since 2000 and was elected as a member of the Board of Directors of De Rigo and one of its Vice-Chairmen in May 2004. Mr. Massimo De Rigo’s business address is Zona Industriale Villanova, 32013 Longarone (BL), Italy. The telephone number at Mr. Massimo De Rigo’s business address is +39 0437 7777.
      Colin Longhurst. Mr. Colin Longhurst, a citizen of the Netherlands, is, and for more than five years has been, a director of De Rigo Holding and a director of Executive Management Trust B.V. Mr. Longhurst’s business address is Drentestraat 24 BG, 1083 H.K. Amsterdam, the Netherlands. The telephone number at Mr. Longhurst’s business address is +31 2054 08989.
      Deutsche International Trust Company N.V. Deutsche International Trust Company N.V. is a trust organized in the Netherlands. Deutsche International Trust Company’s business address is Herengracht 450, 1017 C.A. Amsterdam, the Netherlands. The telephone number at Deutsche International Trust Company’s business address is +31 2055 54278.
      Questions regarding DR 3, De Rigo Holding or the De Rigo brothers should be directed to D.F. King & Co., Inc., the information agent, in the manner described on the back cover of this document.
      None of DR 3, De Rigo Holding, the De Rigo brothers, Mr. Dessolis, Mr. Massimo De Rigo, Mr. Longhurst or Deutsche International Trust Company N.V. has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.
      Except as set forth in this document, none of DR 3, De Rigo Holding, the De Rigo brothers, Mr. Dessolis, Mr. Massimo De Rigo, Mr. Longhurst or Deutsche International Trust Company N.V., or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has the right to acquire any ordinary shares or ADSs of De Rigo, has engaged in any transactions in ordinary shares or ADSs of De Rigo in the past 60 days or has purchased any ordinary shares or ADSs in the past two years.
      Except as set forth elsewhere in this document, none of DR 3, De Rigo Holding, the De Rigo brothers, Mr. Dessolis, Mr. Massimo De Rigo, Mr. Longhurst or Deutsche International Trust Company N.V. is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the offer or with respect to any securities of De Rigo (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). There have been no negotiations, transactions or material contacts during the past two years concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of De Rigo, an election of directors of De Rigo, or a sale or other transfer of a material amount of assets of De Rigo, between DR 3, De Rigo Holding, the De Rigo brothers, Mr. Dessolis, Mr. Massimo De Rigo, Mr. Longhurst or Deutsche International Trust Company N.V., on the one hand, and De Rigo or any of its affiliates, on the other hand. Neither DR 3 nor De Rigo Holding has made any underwritten public offering of the ordinary shares or ADSs of De Rigo during the past three years that was (i) registered under the Securities Act of 1933 or (ii) exempt from registration under the Securities Act of 1933 pursuant to Regulation A thereunder.
      We believe that our financial condition is not material to a decision by a holder of ordinary shares or ADSs whether to tender such ordinary shares or ADSs in the offer because (a) the offer is being made for all outstanding ordinary shares and ADSs, (b) the offer is solely for cash and (c) the offer is not subject to any financing condition.

10. Source and Amount of Funds
      We estimate that the total amount of funds required to purchase all outstanding ordinary shares and ADSs not already owned by us pursuant to the offer and to pay related fees and expenses will be approximately $88.1 million. These funds will be available to us from a combination of contributions and shareholder loans from De Rigo Holding and borrowings under a credit facility, dated July 28, 2005, among DR 3, De Rigo Holding, as guarantor, and Banca Intesa S.p.A. (the “Credit Facility”).
      Under the terms of the Credit Facility, Banca Intesa S.p.A. has agreed to make loans to us in the aggregate amount of up to $90,000,000. Prior to the offer, no amounts had been borrowed under the Credit Facility. All borrowings under the Credit Facility will mature on the date falling 18 months less one day after the date of the Credit Facility. Loans under the Credit Facility bear interest at the LIBOR rate, plus a margin. The Credit Facility contains customary representations, warranties, affirmative and negative covenants, defaults and acceleration provisions.
      The amounts borrowed under the Credit Facility are guaranteed by De Rigo Holding, and the ordinary shares and ADSs to be purchased by DR 3 pursuant to the offer will be subject to a security arrangement in favor of Banca Intesa S.p.A.
      The summary provided above of the Credit Facility is qualified in its entirety by reference to the Credit Facility, a copy of which is filed as an exhibit to the combined Schedule TO and 13E-3 filed by us with the SEC on the date hereof.
11. Certain Conditions of the Offer
      Notwithstanding any other term of the offer, we shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to our obligation to pay for or return tendered ordinary shares and ADSs promptly after the termination or withdrawal of the offer), to pay for any ordinary shares and ADSs tendered in connection with the offer and may terminate or amend the offer, unless all required approvals under applicable U.S. or foreign laws or regulations have been obtained.
      Additionally, notwithstanding any other provision of the offer, we shall not be required to accept for payment or, except as otherwise provided in this offer, to pay for any ordinary shares or ADSs tendered in the offer and may terminate or amend the offer if at any time prior to the acceptance for payment of ordinary shares or ADSs, any of the following conditions exist:

(a)	there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority (each, a “Governmental Entity”), or by any other person, U.S. or foreign, before any Governmental Entity,

(i)	(A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, other than as described herein, in connection with the making of the offer or the acceptance for payment of, or payment for, some of or all the ordinary shares and ADSs by DR 3, or (B) seeking to obtain material damages in connection with the foregoing;

(ii)	seeking to, or which is reasonably likely to, restrain, prohibit or limit the ownership or operation by any of the De Rigo brothers, De Rigo Holding or DR 3 or any of their respective affiliates of all or any portion of De Rigo’s business or assets or their respective subsidiaries or to compel any of the De Rigo brothers, De Rigo Holding or DR 3 or any of their respective affiliates to dispose of or hold separate all or any portion of the business or assets of De Rigo or any of its subsidiaries or all or any portion of the business or assets of any of the De Rigo brothers, De Rigo Holding or DR 3 or any of their respective affiliates or seeking to impose, or which is reasonably likely to result in, any limitation on the ability of the De Rigo brothers, De Rigo Holding, DR 3, De Rigo or any of their respective subsidiaries or affiliates to conduct any of such businesses or own any of such assets;

(iii)	seeking to impose or confirm limitations on the ability of any of the De Rigo brothers, De Rigo Holding or DR 3 or any of their respective affiliates to exercise effectively the full rights of ownership of the ordinary shares or ADSs, including, without limitation, the right to vote any ordinary shares or ADSs acquired or owned by the De Rigo brothers, De Rigo Holding or DR 3 or any of their respective affiliates on matters properly presented to shareholders;

(iv)	seeking to require divestiture by any of the De Rigo brothers, De Rigo Holding or DR 3 or any of their respective affiliates of any ordinary shares or ADSs,

(v)	seeking any material diminution in the benefits expected to be derived by any of the De Rigo brothers, De Rigo Holding or DR 3 or any of their respective affiliates as a result of the transactions contemplated by the offer,

(vi)	which is otherwise directly or indirectly relating to the offer and which is reasonably likely to materially adversely affect De Rigo or any of its subsidiaries or any of the De Rigo brothers, De Rigo Holding or DR 3 or any of their respective affiliates or the value of the ordinary shares or ADSs, or

(vii)	adversely affecting the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of De Rigo or any of its subsidiaries;

(b)	there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to

(i)	any of the De Rigo brothers, De Rigo Holding or DR 3 or any of their respective affiliates or De Rigo or any of its subsidiaries, or

(ii)	the offer by any government, legislative body or court, U.S. or foreign, or Governmental Entity that is reasonably likely to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

(c)	any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of De Rigo or any of its subsidiaries that is or may reasonably be expected to be materially adverse to De Rigo or any of its subsidiaries, or DR 3 shall have become aware of any facts that have or may reasonably be expected to have material adverse significance with respect to either the value of De Rigo or any of its subsidiaries or the value of the ordinary shares or ADSs to DR 3, De Rigo Holding, the De Rigo brothers or any of their respective affiliates;

(d)	there shall have occurred or been threatened

(i)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or in Italy,

(ii)	any change that has had or may have a materially adverse effect on the securities or financial markets in the United States, in Italy or any material change in the market price of the ADSs,

(iii)	any change in the general political, market, economic or financial conditions in the United States, in Italy or elsewhere that could reasonably be expected to have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of De Rigo or any of its subsidiaries or the value of the ordinary shares or the ADSs,

(iv)	any material change in U.S. or European currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefore,

(v)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or in Italy, or

(vi)	any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity, or other event that might reasonably be expected to affect the extension of credit by banks or other lending institutions,

(vii)	a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or Italy, or

(viii)	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

(e)	any necessary approval, permit, authorization, favorable review or consent of any Governmental Entity shall not have been obtained;
which, in our reasonable judgment, in any case, and regardless of the circumstances (including any action or inaction by us or any of our affiliates that is not otherwise prohibited by law, including Section 14(e) of the Exchange Act) giving rise to any such condition, makes it inadvisable to proceed with the offer or with acceptance for payment or payment for ordinary shares or ADSs.
      The foregoing conditions are for our sole benefit and, regardless of the circumstances, may be asserted by us in whole or in part at any applicable time or from time to time prior to the expiration of the offer, except that any condition relating to receipt of any governmental regulatory approvals may be asserted at any time prior to the acceptance for payment of ordinary shares or ADSs, and all conditions may be waived by us in our discretion in whole or in part at any applicable time or from time to time prior to expiration of the offer, in each case subject to applicable rules and regulations of the SEC. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties.
12. Certain Legal Matters
      General. Except as otherwise set forth in this document, we are not aware of any licenses or other regulatory permits which appear to be material to the business of De Rigo and which might be adversely affected by the acquisition of ordinary shares or ADSs by us pursuant to the offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of ADSs or ordinary shares by us pursuant to the offer. In addition, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the ADSs or ordinary shares. Should any such approval or other action be required, we currently expect that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to De Rigo’s business or the business of any of the De Rigo brothers or De Rigo Holding or that certain parts of De Rigo’s business or the business of any of the De Rigo brothers or De Rigo Holding might not have to be disposed of or held separate in the event that such approvals were not obtained or such other actions were not taken. Our obligation under the offer to accept for payment and pay for ordinary shares and ADSs is subject to certain conditions. See “THE TENDER OFFER — Certain Conditions of the Offer.”
      United States Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The purchase of the ordinary shares and ADSs pursuant to the offer is exempt from such requirements because we currently own in excess of 50 percent of De Rigo’s issued and outstanding shares.
      While we believe that consummation of the offer would not violate any antitrust laws, there can be no assurance that a challenge to the offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any other person, DR 3 may not be obligated to consummate the offer. See “THE TENDER OFFER — Certain Conditions of the Offer.”
      Other Foreign Laws. De Rigo and certain of its subsidiaries, the De Rigo brothers, De Rigo Holding and DR 3 conduct business in Italy, the European Union and several other countries outside the United States where regulatory filings or approvals may be required or desirable in connection with the consummation of the offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the offer. We are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable. If any non-U.S. governmental entity takes any action prior to the completion of the offer that might have certain adverse effects, DR 3 will not be obligated to accept for payment or pay for any ordinary shares or ADSs tendered. See “THE TENDER OFFER — Certain Conditions of the Offer.”
      Takeover Laws. De Rigo conducts business in several states in the United States. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. U.S. courts have held that takeover statutes that impose a substantial burden on interstate commerce are unconstitutional, but have upheld takeover statutes that disqualify a potential acquirer from voting on the affairs of a corporation without the prior approval of the remaining shareholders. A number of U.S. federal courts have ruled that state takeover statutes are unconstitutional insofar as they apply to corporations incorporated outside the state of enactment. De Rigo is incorporated in Italy, and therefore we believe that De Rigo is not subject to any U.S. state takeover statutes.
      DR 3 has not attempted to comply with any U.S. state or non-U.S. takeover statutes in connection with the offer. DR 3 reserves the right to challenge the validity or applicability of any law allegedly applicable to the offer, and nothing in this document nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the offer, as applicable, DR 3 may be required to file certain documents with, or receive approvals from, the relevant U.S. state or foreign authorities, and DR 3 might be unable to accept for payment or purchase the ordinary shares or ADSs tendered pursuant to the offer or be delayed in continuing or consummating the offer. In such a case, DR 3 may not be obligated to accept for purchase, or pay for, any ordinary shares or ADSs tendered. See “THE TENDER OFFER — Certain Conditions of the Offer.”
      Dissenters Rights; Appraisal Rights. Under Italian law, the holders of ADSs and ordinary shares who do not tender their ADSs or ordinary shares in the offer will not have dissenters rights or appraisal rights in connection with the offer. Under Italian law, however, upon delisting, holders of ordinary shares and ADSs may be entitled to exercise withdrawal rights with respect to such securities at a price equal to the arithmetic average of the closing prices of the ADSs recorded during the six months preceding publication of the call notice convening De Rigo’s shareholders’ meeting approving the delisting. See “SPECIAL FACTORS — Certain Effects of the Offer.”

      “Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions, including the offer.
13. Fees and Expenses
      We have retained Lehman Brothers to act as the dealer manager in connection with the offer. An affiliate of Lehman Brothers is also serving as financial advisor to us in connection with the offer. Lehman Brothers and its affiliate will receive, for these services, customary fees. We also have agreed to reimburse Lehman Brothers and its affiliate for reasonable out-of-pocket expenses incurred in connection with the offer and to indemnify Lehman Brothers and its affiliate against liabilities in connection with the offer, including liabilities under the U.S. federal securities laws. Lehman Brothers and its affiliates may actively trade equity securities of De Rigo for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Lehman Brothers and its affiliates have provided in the past, and may continue to provide from time to time, investment banking advice and financial advisory services to us and our affiliates (including De Rigo). Lehman Brothers and its affiliates have and will receive customary fees for such services.
      We have retained the tender agent and the information agent in connection with the offer. Each of the tender agent and the information agent will receive customary compensation and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the offer, including liabilities under the U.S. federal securities laws.
      The information agent and the dealer manager may contact holders of ordinary shares and ADSs outside of Italy by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the offer materials to beneficial holders of ordinary shares and ADSs to the extent permitted by applicable law.
      Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of ordinary shares or ADSs pursuant to the offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by us upon request for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
      The following is an estimate of the fees and expenses to be incurred by us:

Filing Fees	$9,990
Tender Agent Fees	44,500
Information Agent Fees	21,500
Investment Banking and Dealer Manager Fees	2,570,000
Legal, Printing and Miscellaneous Fees and Expenses	589,000

Total	$3,234,990
14. Miscellaneous
      The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of ordinary shares or ADSs in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, DR 3 may, in its sole discretion, take such action as it may deem necessary to make the offer in any such jurisdiction and extend the offer to holders of ordinary shares and ADSs in such jurisdiction.
      Except as set forth below, we are not aware of any jurisdiction in which the making of the offer or the acceptance of ordinary shares or ADSs in connection therewith would not be in compliance with the laws of such jurisdiction. THE OFFER HAS NOT BEEN SUBMITTED FOR CLEARANCE TO CONSOB (THE ITALIAN SECURITIES AND EXCHANGE COMMISSION). ACCORDINGLY, THE OFFER IS NOT BEING MADE AND WILL NOT BE MADE, DIRECTLY OR INDIRECTLY, IN ITALY, AND NO COPIES OF THIS DOCUMENT OR ANY OTHER DOCUMENT RELATING TO THE OFFER

HAVE BEEN OR WILL BE DISTRIBUTED IN ITALY, EXCEPT THAT, AS REQUIRED BY LAW, HOLDERS OF RECORD OR THOSE APPEARING ON A SECURITIES POSITION LISTING AS HOLDERS OF ADSs OR ORDINARY SHARES (INCLUDING, PURSUANT TO AN EXEMPTION AVAILABLE UNDER ITALIAN LAW, THE VERY LIMITED NUMBER OF SUCH HOLDERS LOCATED OR RESIDENT IN ITALY) WILL BE SENT COPIES OF THIS DOCUMENT AND OTHER DOCUMENTS RELATING TO THE OFFER. NEITHER THIS DOCUMENT NOR ANY OTHER DOCUMENT RELATING TO THE OFFER MAY BE DISTRIBUTED TO ANY OTHER PERSON LOCATED OR RESIDENT IN ITALY FOR ANY REASON. NEITHER ANY SUCH DOCUMENT NOR ANY INFORMATION CONTAINED HEREIN OR THEREIN CONSTITUTES AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL OR AN ADVERTISEMENT OF AN OFFER TO PURCHASE ADSs OR ORDINARY SHARES IN ITALY WITHIN THE MEANING OF ARTICLE 1, PARAGRAPH 1, LETTER (V) OF ITALIAN LEGISLATIVE DECREE N. 58 OF FEBRUARY 24, 1998.
      We have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the offer, including the information required by Schedule 13E-3, and may file amendments thereto. In addition, De Rigo will file, and distribute to holders of ordinary shares and ADSs, a Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9 containing a statement of De Rigo’s position with respect to the offer, the factors considered by it in connection with its position and certain additional information. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in “THE TENDER OFFER — Certain Information Concerning De Rigo” under “Available Information.”
      No person has been authorized to give any information or make any representation on behalf of us not contained in this document or in the related letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this document nor any purchase pursuant to the offer will, under any circumstances, create any implication that there has been no change in our affairs or those of De Rigo or any of its subsidiaries since the date as of which information is furnished or the date of this document.

DR 3 S.r.l.
August 4, 2005

      Facsimile copies of the letter of transmittal will be accepted. The letter of transmittal, certificates for the ordinary shares, the ADRs and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the tender agent as follows:
The tender agent for the offer is:
THE BANK OF NEW YORK

By Registered or Certified Mail:	By Hand or Overnight Courier:
The Bank of New York	The Bank of New York
Tender & Exchange Department	Tender & Exchange Department — 11W
P.O. Box 11248	101 Barclay Street
Church Street Station	Receive & Deliver Window — Street Level
New York, NY 10286-1248	New York, NY 10286
Facsimile for Eligible Institutions:
(212) 815-6433
To Confirm Facsimile Transmission by Telephone:
(212) 815-6212
      Any questions or requests for assistance or additional copies of this document and the related letter of transmittal may be directed to the information agent at its telephone number and location listed below. Holders of ADSs may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.
The information agent for the offer is:
D.F. King & Co., Inc.

48 Wall Street, 22nd Floor	2 London Wall Buildings,
New York, NY 10005	2nd Floor
Banks and brokers call collect:	London Wall, London
(212) 269-5550	EC2M 5PP, England
All others call toll free:	Telephone: +44 20 7920 9700
(800) 859-8511
The dealer manager for the offer is:
Lehman Brothers
745 Seventh Avenue
New York, NY 10019
Telephone: (212) 526-7850
Attention: Equity Corporate Services